Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
EP ENERGY CORPORATION, et al.,	§	Case No. 19-35654 (MI)
§
	§	(Jointly Administered)
Debtors.(1)	§
§

DISCLOSURE STATEMENT FOR

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

EP ENERGY CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Alfredo R. Pérez

Clifford Carlson

700 Louisiana Street, Suite 1700

Houston, Texas  77002

Telephone: (713) 546-5000

Facsimile:  (713) 224-9511

Attorneys for the Debtors and
Debtors in Possession

WEIL, GOTSHAL & MANGES LLP

Matthew S. Barr (admitted pro hac vice)

Ronit Berkovich (admitted pro hac vice)

Scott R. Bowling (admitted pro hac vice)

David J. Cohen (admitted pro hac vice)
767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Dated:           November 18, 2019
                                                Houston, Texas

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  EP Energy Corporation (2728), EPE Acquisition, LLC (5855), EP Energy LLC (1021), Everest Acquisition Finance Inc. (0996), EP Energy Global LLC (7534), EP Energy Management, L.L.C. (5013), EP Energy Resale Company, L.L.C. (9561), and EP Energy E&P Company, L.P. (7092). The Debtors’ primary mailing address is 1001 Louisiana Street, Houston, TX 77002.

DISCLOSURE STATEMENT, DATED NOVEMBER 18, 2019

Solicitation of Votes on the
Plan of Reorganization of

EP ENERGY CORPORATION, ET AL.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE CHAPTER 11 PLAN OF REORGANIZATION OF EP ENERGY CORPORATION AND ITS AFFILIATED DEBTORS IN THE ABOVE-CAPTIONAED CHAPTER 11 CASES (COLLECTIVELY, THE “DEBTORS”) ATTACHED HERETO AS EXHIBIT A (THE “PLAN”)

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [4:00] P.M. (PREVAILING CENTRAL TIME) ON [FEBRUARY 6], 2020 UNLESS EXTENDED BY THE DEBTORS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS [JANUARY 6], 2020 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The special committee of the board of directors of EP Energy Corporation and each of the governing bodies for each of its affiliated debtors have unanimously approved the transactions contemplated by the Solicitation and the Plan.  The Debtors believe the Plan is in the best interests of all stakeholders and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

Further, parties holding approximately 95% in aggregate principal amount of the Claims under the Debtors’ RBL Facility (as defined herein), 79.3% in aggregate principal amount of the Debtors’ 1.5L Notes (as defined herein), and 52.0% in aggregate principal amount of the Debtors’ 1.25L Notes (as defined herein) have agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISERS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF THE NEW COMMON SHARES PURSUANT TO SECTIONS 4.6 AND 4.7 OF THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.  THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(a)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE.  SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

THE ISSUANCE AND SALE OF THE NEW COMMON SHARES PURSUANT TO THE RIGHTS OFFERING AND TO THE BACKSTOP PARTIES UNDER THE BACKSTOP COMMITMENT AGREEMENT (INCLUDING THE NEW COMMON SHARES COMPRISING THE BACKSTOP COMMITMENT PREMIUM) IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(a)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER.  SUCH SECURITIES WILL BE CONSIDERED “RESTRICTED SECURITIES” AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUCH AS, UNDER CERTAIN CONDITIONS, THE RESALE PROVISIONS OF RULE 144 OF THE SECURITIES ACT.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE SECURITIES ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION (SUCH AS THAT REFERRED TO IN THE PRECEDING PARAGRAPH AND UNDER THE CAPTION “FINANCIAL PROJECTIONS” ELSEWHERE IN THIS DISCLOSURE STATEMENT) AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

2

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN.  IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED” BELOW, AS WELL AS THE VOLATILITY OF AND POTENTIAL FOR SUSTAINED LOW OIL, NATURAL GAS AND NGLS PRICES, THE SUPPLY AND DEMAND FOR OIL, NATURAL GAS AND NGLS, CHANGES IN COMMODITY PRICES FOR OIL AND NATURAL GAS, THE DEBTORS’ ABILITY TO MEET PRODUCTION VOLUME TARGETS, THE UNCERTAINTY OF ESTIMATING PROVED RESERVES AND UNPROVED RESOURCES, THE DEBTORS’ ABILITY TO DEVELOP PROVED UNDEVELOPED RESOURCES AND OTHER RISKS INHERENT IN THE DEBTORS’ BUSINESSES AND OTHER FACTORS LISTED IN THE DEBTORS’ SEC FILINGS.  PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.  THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE ANY FORWARD-LOOKING STATEMENTS, INCLUDING ANY PROJECTIONS CONTAINED HEREIN, TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THE DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THE DISCLOSURE STATEMENT.

THE INFORMATION IN THE DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THE DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

3

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THE DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT THE FOLLOWING PARTIES ARE DEEMED TO GRANT THE RELEASES PROVIDED FOR THEREIN: (I) HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PLAN, (II) HOLDERS OF ALL CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PLAN IS SOLICITED BUT THAT DO NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN, (III) HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE, OR ARE DEEMED, TO REJECT THE PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH THEREIN, (IV) HOLDERS OF ALL CLAIMS AND INTERESTS THAT ARE GIVEN NOTICE OF THE OPPORTUNITY TO OPT OUT OF GRANTING THE RELEASES SET FORTH THEREIN BUT DO NOT OPT OUT, (V) ALL OTHER HOLDERS OF CLAIMS AND INTERESTS, AND (VI) THE RELEASED PARTIES.

4

i

		5.	Debtors Engage with Creditors and Other Parties	22
		6.	Utilization of Grace Period and Entry into Forbearance Agreements	23
		7.	Agreement in Principle with Initial Supporting Noteholders	24
		8.	Negotiations Regarding Tax Attributes	24
	C.	Prepetition Analysis		25
		1.	Independent Investigation	25
		2.	Mortgage Lien Analysis	25

V.	OVERVIEW OF CHAPTER 11 CASES			27

	A.	Commencement of Chapter 11 Cases and First Day Motions		27
	B.	First Day Motions		27
	C.	Procedural Motions and Retention of Professionals		28
	D.	Retention of Chapter 11 Professionals		28
	E.	Postpetition Novation of Hedges		28
	F.	Execution of Backstop Commitment Agreement and PSA and Entry into DIP Facility and Exit Commitment Letter		29
	G.	Appointment of Creditors’ Committee		29
	H.	Adversary Complaint to Invalidate MSB’s Judgement Lien		29
	I.	Exclusivity		30
	J.	Statements and Schedules, and Claims Bar Dates		30

VI.	SUMMARY OF PLAN			31

	A.	Administrative Expense Claims, Fee Claims, DIP Claims, and Priority Tax Claims		31
		1.	Treatment of Administrative Expense Claims	31
		2.	Treatment of Fee Claims	31
		3.	Treatment of DIP Claims and Commitments	32
		4.	Payment of Fees and Expenses Under DIP Order	32
		5.	Treatment of Priority Tax Claims	33
	B.	Classification of Claims and Interests		33
		1.	Classification in General	33
		2.	Formation of Debtor Groups for Convenience Only	33
		3.	Summary of Classification of Claims and Interests	33
		4.	Special Provision Governing Unimpaired Claims	34
		5.	Separate Classification of Other Secured Claims	34
		6.	Elimination of Vacant Classes	34
		7.	Voting Classes; Presumed Acceptance by Non-Voting Classes	34
		8.	Voting; Presumptions; Solicitation	35
		9.	Cramdown	35
		10.	No Waiver	35

C.	Treatment of Claims and Interests		35
	1.	Class 1: Other Secured Claims	35
	2.	Class 2: Other Priority Claims	36
	3.	Class 3: RBL Claims	36
	4.	Class 4: 1.125L Notes Claims	37
	5.	Class 5: 1.25L Notes Claims	37
	6.	Class 6: Secured 1.5L Notes Claims	37
	7.	Class 7: Unsecured Claims	38
	8.	Class 8: Convenience Claims	38
	9.	Class 9: Intercompany Claims	38
	10.	Class 10: Subordinated Claims	39
	11.	Class 11: Existing Parent Equity Interests	39
	12.	Class 12: Other Equity Interests	39
	13.	Class 13: Intercompany Interests	39
	14.	Treatment of Vacant Classes	40
D.	Article V. Means for Implementation		40
	1.	Compromise and Settlement of Claims, Interests, and Controversies	40
	2.	Continued Corporate Existence; Effectuating Documents; Further Transactions	40
	3.	Corporate Action	41
	4.	Plan Funding	41
	5.	Cancellation of Existing Securities and Agreements	41
	6.	Cancellation of Certain Existing Security Interests	42
	7.	Officers and Boards of Directors	42
	8.	Employee Incentive Plan	43
	9.	Authorization, Issuance, and Delivery of New Common Shares	43
	10.	Exit Credit Agreement	43
	11.	Rights Offering	44
	12.	Intercompany Interests; Corporate Reorganization	45
	13.	Restructuring Transactions	45
	14.	Restructuring Expenses	45
	15.	Indenture Trustee Expenses	45
	16.	Private Company	46
E.	Distributions		46
	1.	Distributions Generally	46
	2.	No Postpetition Interest on Claims	46
	3.	Date of Distributions	46
	4.	Distribution Record Date	47

	5.	Distributions after Effective Date	47
	6.	Disbursing Agent	47
	7.	Delivery of Distributions	48
	8.	Unclaimed Property	48
	9.	Satisfaction of Claims	48
	10.	Manner of Payment under Plan	48
	11.	Fractional Shares and De Minimis Cash Distributions	49
	12.	No Distribution in Excess of Amount of Allowed Claim	49
	13.	Allocation of Distributions between Principal and Interest	49
	14.	Exemption from Securities Laws	49
	15.	Setoffs and Recoupments	50
	16.	Rights and Powers of Disbursing Agent	50
	17.	Withholding and Reporting Requirements	50
F.	Procedures for Disputed Claims		51
	1.	Allowance of Claims	51
	2.	Claims Objections	51
	3.	Estimation of Claims	52
	4.	Adjustment to Claims Register Without Objection	52
	5.	Time to File Objections to Claims	52
	6.	Disallowance of Claims	53
	7.	Amendments to Claims	53
	8.	No Distributions Pending Allowance	53
	9.	Disputed Claims Reserve	53
	10.	Distributions after Allowance	55
	11.	Claims Resolution Procedures Cumulative	55
G.	Executory Contracts and Unexpired Leases		55
	1.	General Treatment	55
	2.	Determination of Cure Amounts and Deemed Consent	56
	3.	Payments Related to Assumption of Contracts and Leases	57
	4.	Rejection Damages Claims	57
	5.	Survival of the Debtors’ Indemnification Obligations	57
	6.	Compensation and Benefit Plans	58
	7.	Insurance Policies	58
	8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	58
	9.	Reservation of Rights	59
H.	Conditions Precedent to Occurrence of Effective Date		59
	1.	Conditions Precedent to Confirmation	59
	2.	Conditions Precedent to Effective Date	59

		3.	Waiver of Conditions Precedent	61
		4.	Effect of Failure of a Condition	62
	I.	Effect of Confirmation		62
		1.	Binding Effect	62
		2.	Vesting of Assets	62
		3.	Discharge of Claims Against and Interests in Debtors	62
		4.	Pre-Confirmation Injunctions and Stays	63
		5.	Injunction against Interference with Plan	63
		6.	Plan Injunction	63
		7.	Releases	64
		8.	Exculpation	67
		9.	Injunction Related to Releases and Exculpation	68
		10.	Subordinated Claims	68
		11.	Retention of Causes of Action and Reservation of Rights	68
		12.	Ipso Facto and Similar Provisions Ineffective	68
		13.	Indemnification and Reimbursement Obligations	69
	J.	Retention of Jurisdiction		69
		1.	Retention of Jurisdiction	69
	K.	Miscellaneous Provisions		71
		1.	Exemption from Certain Transfer Taxes	71
		2.	Request for Expedited Determination of Taxes	71
		3.	Dates of Actions to Implement Plan	71
		4.	Amendments	72
		5.	Revocation or Withdrawal of Plan	72
		6.	Severability	72

VII.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			74

	A.	1145 Securities		74
	B.	Private Placement		75

v

VIII.	CERTAIN TAX CONSEQUENCES OF PLAN			77

	A.	Consequences to the Debtors		78
		1.	Cancellation of Debt	79
		2.	Limitation of NOL Carryforwards and Other Tax Attributes	79
	B.	Consequences to Holders of Certain Claims		81
		1.	Treatment of U.S. Holders of RBL Claims	81
		2.	Treatment of U.S. Holders of 1.5L Notes Claims	84
		3.	Treatment of U.S. Holders of Unsecured Claims (Other Than 1.5L Deficiency Claims)	86
		4.	Distributions in Discharge of Accrued Interest or OID	88
		5.	Character of Gain or Loss	89
		6.	Disposition of New Common Shares by U.S. Holders	89
		7.	Tax Treatment of Disputed Claims Reserve	90
		8.	Non-U.S. Holders of 1.5L Notes Claims and Unsecured Claims (Other Than 1.5L Deficiency Claims)	91
		9.	FATCA	93
	C.	Treatment of Existing Parent Equity Interests		93
	D.	Withholding on Distributions and Information Reporting		94

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED			95

	A.	Certain Bankruptcy Law Considerations		96
		1.	General	96
		2.	Risk of Non-Confirmation of the Plan	96
		3.	Non-Consensual Confirmation and Conversion into Chapter 7 Cases	96
		4.	Risk of Non-Occurrence of the Effective Date	97
		5.	Risk of Termination of the Plan Support Agreement	97
		6.	Risks Related to Possible Objections to the Plan	97
		7.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved	97
	B.	Risks Related to Exit Facility		98
		1.	Defects in Collateral Securing the Exit Facility	98
		2.	Failure to Perfect Security Interests in Collateral	98
		3.	Casualty Risk of Collateral	98
		4.	Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors	99
	C.	Additional Factors Affecting the Value of Reorganized Debtors		99
		1.	Claims Could Be More than Projected	99
		2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	99

		3.	Risks Associated with the Debtors’ Business and Industry	100
		4.	DIP Facility	101
		5.	Post-Effective Date Indebtedness	101
	D.	Factors Relating to Securities to Be Issued under Plan		102
		1.	Market for Securities	102
		2.	Potential Dilution	102
		3.	Significant Holders	102
		4.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness	102
		5.	Implied Valuation of New Common Shares Not Intended to Represent Trading Value of New Common Shares	103
		6.	No Intention to Pay Dividends	103
		7.	Reorganized EP Energy will be a Private Company	103
	E.	Factors Relating to Rights Offering		103
		1.	Debtors Could Modify Rights Offering Procedures	103
		2.	Backstop Commitment Agreement Could Be Terminated	103
	F.	Additional Factors		104
		1.	Debtors Could Withdraw Plan	104
		2.	Debtors Have No Duty to Update	104
		3.	No Representations Outside the Disclosure Statement Are Authorized	104
		4.	No Legal or Tax Advice Is Provided by the Disclosure Statement	104
		5.	No Admission Made	104
		6.	Certain Tax Consequences	104

X.	VOTING PROCEDURES AND REQUIREMENTS			105

	A.	Voting Deadline		105
	B.	Voting Procedures		105
	C.	Parties Entitled to Vote		106
		1.	Fiduciaries and Other Representatives	107
		2.	Agreements Upon Furnishing Ballots	107
		3.	Change of Vote	107
	D.	Waivers of Defects, Irregularities, etc.		108
	E.	Further Information, Additional Copies		108

XI.	CONFIRMATION OF PLAN			108

	A.	Confirmation Hearing		108
	B.	Objections to Confirmation		108
	C.	Requirements for Confirmation of Plan		110
		1.	Acceptance of Plan	110

		2.	Best Interests Test	111
		3.	Feasibility	112
		4.	Valuation	113

XII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN			114

	A.	Alternative Plan of Reorganization		114
	B.	Sale under Section 363 of the Bankruptcy Code		114
	C.	Liquidation under Chapter 7 of Bankruptcy Code		114

XIII.	CONCLUSION AND RECOMMENDATION			115

Exhibit A:	Plan

Exhibit B:	Plan Support Agreement

Exhibit C:	Organizational Chart

Exhibit D:	Liquidation Analysis

Exhibit E:	Financial Projections

Exhibit F:	Rights Offering Procedures

I.
INTRODUCTION

A.                                    Overview of Restructuring

EP Energy Corporation (“EP Energy” or “EP Parent”) and its debtor affiliates(2) (each, a “Debtor,” and collectively, the “Debtors” or the “Company”) submit this disclosure statement (as may be amended from time to time, the “Disclosure Statement”) in connection with the Solicitation of votes on the Joint Chapter 11 Plan of Reorganization of EP Energy Corporation and Its Affiliated Debtors dated November 18, 2019 attached hereto as Exhibit A.

The purpose of this Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable creditors of, and holders of interests in, the Debtors that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan.  This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events contemplated in the chapter 11 cases that commenced (the “Chapter 11 Cases”) on October 3, 2019 (the “Petition Date”), and certain documents related to the Plan.(3)

As described in more detail below, the Debtors faced certain financial difficulties prior to the Petition Date and commenced these Chapter 11 Cases to accomplish a successful restructuring of their business through a substantial deleveraging of their capital structure to reduce the go-forward cost of capital for their otherwise healthy operations, as well as reject certain executory contracts the Debtors are party to that are burdensome to the Debtors’ operations and estates.

The Plan is the result of extensive good faith negotiations, overseen by the Debtors’ independent Special Committee (as defined herein), among the Debtors and a number of their key economic stakeholders that have agreed to support the Plan pursuant to (i) that certain Plan Support Agreement dated as of October 18, 2019 (the “Plan Support Agreement” or “PSA”) with holders of approximately (a) 52.0% of the Debtors’ 8.00% senior secured notes due 2024 and (b) 79.3% (in the aggregate) of the Debtors’ 9.375% senior secured notes due 2024 and the Debtors’ 8.00% senior secured notes due 2025, and (ii) that certain Exit Commitment Letter (as defined below) with holders of over 95% of the Claims under the Debtors’ prepetition RBL Facility.

The Plan provides for a comprehensive restructuring of the Company’s balance sheet and a significant investment of capital in the Debtors’ business.  The transactions contemplated in the Plan will strengthen the Company by substantially reducing its debt and increasing its cash flow on a go-forward basis, and preserve in excess of 500 jobs.  Specifically, the proposed restructuring contemplates, among other things:

(2)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  EP Energy Corporation (2728), EPE Acquisition, LLC (5855), EP Energy LLC (1021), Everest Acquisition Finance Inc. (0996), EP Energy Global LLC (7534), EP Energy Management, L.L.C. (5013), EP Energy Resale Company, L.L.C. (9561), and EP Energy E&P Company, L.P. (7092). The Debtors’ primary mailing address is 1001 Louisiana Street, Houston, TX 77002.

(3)  Capitalized terms used in the Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan.  To the extent any inconsistencies exist between the Disclosure Statement and the Plan, the Plan will govern.

•                  a reduction of current debt on the Debtors’ balance sheet by approximately $3.3 billion,

•                  a $475 million equity rights offering (the “Rights Offering”), which is being backstopped by the Supporting Noteholders (as defined below),

•                  access to an approximately $629 million exit credit facility (the “Exit Facility”), which RBL Lenders holding over 95% of the Claims under the Debtors’ prepetition RBL Facility have committed to provide support for, and which the Debtors’ prepetition RBL Facility and postpetition DIP Facility will “roll” into on the effective date of the Plan (“Effective Date”).

The Company also may, subject to the terms of the Plan Support Agreement and Exit Commitment Letter (i) consummate a private placement of New Common Shares for an aggregate purchase price of up to $75 million (the “Private Placement”), (ii) have funds managed by affiliates of Apollo Management Holdings, L.P. (collectively, “Apollo”) and funds managed by affiliates of Access Industries, Inc. (collectively, “Access”)(4) contribute their equity interests in Wolfcamp Drillco Operating L.P. (“Jeter Drillco”) to the Reorganized Debtors on the Effective Date of the Plan in exchange for New Common Shares, and (iii) obtain an incremental amount of up to $300 million in exit financing under the Exit Facility.

The Debtors will use the proceeds of the Rights Offering (and the Private Placement, if consummated) to, among other things, fund the costs and expenses of these Chapter 11 Cases, fund distributions under the Plan, and pay down the DIP Facility and Exit Facility as well as for working capital after emergence from chapter 11.

The Debtors believe that upon consummation of the Plan and the transactions contemplated thereby, the post-emergence enterprise will have the ability to withstand the challenges and volatility of the oil and gas industry and succeed as a leading operator in their three main regions: Northeastern Utah, the Eagle Ford shale in South Texas, and the Permian basin in West Texas.

The Plan provides for the following treatment of claims and equity interests:

•                  To the extent the DIP Facility is not paid down in full from the proceeds of the Rights Offering or the Private Placement, each holder of Allowed DIP Claims will receive on a dollar-for-dollar basis, first-lien, first-out revolving loans or revolving commitments (as applicable) under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

•                  Holders of Allowed RBL Claims will receive, on a dollar-for-dollar basis, first lien, second-out term loans under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Claim that elects to participate in the first-out revolving portion of the Exit Facility by the Voting Deadline shall receive on a dollar-for-dollar basis first lien, first-out

(4)  Apollo and Access are substantial shareholders of EP Energy.  Apollo is the record owner of approximately 39.0% of EP Energy’s Class A common stock and Access is the beneficial owner of approximately 13.7% of EP Energy’s Class A common stock revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

•                  Holders of Allowed 1.125L Notes Claims will be reinstated in the principal amount of $1 billion in accordance with section 1124(2) of the Bankruptcy Code and the 1.125L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.125L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders (as defined below), deliver a notice of redemption with respect to, or otherwise voluntarily prepay (including by way of tender offer), a portion of the 1.125L Notes.

•                  Holders of Allowed 1.25L Notes Claims will be reinstated in the principal amount of $500 million in accordance with section 1124(2) of the Bankruptcy COde and the 1.25L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.25L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to, or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.25L Notes Indenture, a portion of the 1.25L Notes.

•                  Holders of Allowed 1.5L Notes Claims will receive on account of the secured portion of such Allowed 1.5L Notes Claims, in full and final satisfaction of the secured portion of such Allowed 1.5L Notes Claims, their Pro Rata share of (i) 99.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Private Placement (if applicable), the Backstop Commitment Premium, the Jeter Shares (if applicable), and the EIP Shares, and (ii) the right to participate in the Rights Offering.

•                  Holders of Allowed Unsecured Claims (i.e., Unsecured Notes Claims, 1.5L Notes Deficiency Claims, and General Unsecured Claims) will receive their pro rata share of 1.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Backstop Commitment Premium, the Private Placement (if applicable), the Jeter Shares (if applicable), and the EIP Shares.

•                  Holders of Allowed Convenience Claims (i.e., Claims that would otherwise be a General Unsecured Claim but are (i) Allowed in the amount of $[100,000] or less, or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the holder in accordance with the Plan) will receive the lesser of (a) payment in Cash of [10%] of such Allowed Convenience Claim, or (b) their pro rata share of the Convenience Claim Distribution Amount.

•                  Holders of Existing Parent Equity Interests will receive, on account of available assets of EP Energy, their Pro Rata share of $500,000 in cash.

B.                                    Plan Support Agreement

On October 18, 2019, the Debtors entered into the Plan Support Agreement, a copy of which is annexed hereto as Exhibit B, with certain affiliates of, or funds managed by (a) Apollo, (b) Elliott Management Corporation (“Elliott” and, together with Apollo, the “Initial Supporting Noteholders”), (c) Access, and (d) Avenue Capital Group (collectively, with the Initial Supporting Noteholders and Access, the “Supporting Noteholders”).

The Plan Support Agreement provides that the parties thereto will support the Plan and the restructuring transactions contemplated thereby, subject to the terms and provisions of the Plan Support Agreement.  In addition, in the Plan Support Agreement, the Debtors have agreed to move forward expeditiously with confirmation and consummation of the Plan, and to be subject to certain milestones set forth below which, if not achieved, enable the Supporting Noteholders to terminate the Plan Support Agreement.

In accordance with the Plan Support Agreement, such milestones include:

(a)                           Entry of a final order or orders by the Bankruptcy Court approving the Backstop Commitment Agreement by no later than November 25, 2019;

(b)                           Entry of a final order or orders by the Bankruptcy Court approving the DIP Facility, the Exit Commitment Letter, and the Debtors’ use of cash collateral by no later than December 2, 2019;

(c)                            Entry of a final order by the Bankruptcy Court approving the Disclosure Statement by no later than January 8, 2020;

(d)                           Entry of a final order by the Bankruptcy Court approving the Rights Offering Procedures by no later than January 8, 2020;

(e)                            Entry of a final order by the Bankruptcy Court confirming the Plan by no later than February 28, 2020;(5) and

(f)                             Occurrence of the Effective Date of the Plan by no later than March 19, 2020.

C.                                    Backstop Commitment Agreement

On October 18, 2019, the Debtors also entered into the Backstop Commitment Agreement, pursuant to which the Supporting Noteholders have committed to (i) purchase New Common Shares at a 35% discount to a Stated Equity Value of $900 million for cash consideration of $325 million (which shall be reduced dollar-for-dollar for cash proceeds received in the Rights Offering) (the “Cash Purchase Obligation”), and (ii) exchange $138 million of Reinstated 1.25L Notes for New Common Shares issued at a 25.7% discount to a Stated Equity Value of $900 million (the “Exchange Transaction”).

Until November 4, 2019, qualified holders of 1.5L Notes (other than the Supporting Noteholders) were offered the opportunity to join the Backstop Commitment Agreement (each such joining holder, an “Additional Supporting Noteholder” and collectively with the Supporting Noteholders, the “Commitment Parties”) and (a) assume up to their pro rata portion of the Cash Purchase Obligation (and receive a corresponding pro rata portion of the Backstop Commitment Premium and Termination Fee (each as defined below)), and (b) commit to participate in the Exchange Transaction (for which no Backstop Commitment Premium or Termination Fee will be allocated or become payable) and exchange Reinstated 1.25L Notes for New Common Shares (subject to certain limitations specified in the Backstop Commitment Agreement), in each case at the same discount as the Supporting Noteholders.  No Additional Supporting Noteholders elected to join the Backstop Commitment Agreement.

(5)  If the Bankruptcy Court has commenced a hearing on confirmation of the Plan as of February 28, 2020, this Milestone date shall be extended to March 16, 2020.

In consideration of the Commitment Parties’ commitments under the Backstop Commitment Agreement, the Backstop Commitment Agreement provides that the Debtors shall provide to the Commitment Parties: (i) a commitment premium of $26 million of additional New Common Shares (the “Backstop Commitment Premium”), earned upon entry of the order approving the Backstop Commitment Agreement, and payable on the Closing Date at the Cash Purchase Price (as defined in the Backstop Commitment Agreement); (ii) if the Backstop Commitment Agreement is terminated as the result of the occurrence of certain specified conditions set forth in the Backstop Commitment Agreement, a termination fee in cash in an amount equal to $26 million (the “Termination Fee”); (iii) the reimbursement of the Supporting Noteholders’ and their advisors’ reasonable and documented out-of-pocket fees and expenses; and (iv) an indemnification against any and all losses, claims, damages, liabilities and costs and expenses arising out of or in connection with the Backstop Commitment Agreement and the transactions contemplated thereunder.

The Backstop Commitment Agreement has the same milestones as the PSA.

On November [   ], 2019, the Bankruptcy Court entered an order approving the Debtors’ entry into the Backstop Commitment Agreement and their obligations thereunder [Docket No. [•]].

D.                                    DIP-to-Exit Commitment

On October 18, 2019, the Debtors also reached an agreement with RBL Lenders holding over 95% of the Claims under the Debtors’ prepetition RBL Facility (the “Exit Commitment Parties”) to secure their commitment to support the Exit Facility, including to convert 50% of the obligations under their RBL Facility into a $314,710,456 Senior Secured Superpriority Priming Debtor-in-Possession Revolving Facility (the “DIP Facility”) and upon the Effective Date of the Plan, to convert their remaining obligations under the RBL Facility and the DIP Facility into the Exit Facility (the “DIP-to-Exit Facility”).

During the months leading up to the Petition Date, the Debtors conducted a thorough marketing process and engaged in extensive negotiations that resulted in obtaining a commitment to provide the Exit Facility on the best available terms.  Each of the other exit financing offers received by the Debtors were significantly less attractive than the DIP-to-Exit Facility due to one or more of the following: (i) a meaningfully smaller committed exit facility relative to the DIP-to-Exit Facility, (ii) a requirement that the Debtors take market risk due to syndications on a best-efforts basis, (iii) increased negative carry costs associated with the use of cash collateral, and/or (iv) significantly higher fees.

The RBL Agent and RBL Lenders conditioned the Exit Facility on it being part of a DIP-to-Exit Facility that included a roll up (the “Roll-Up”) of 50% of the obligations owed under the RBL Credit Agreement into the DIP Facility.  The Debtors agreed to the Roll-Up as part of a package deal that included the Exit Commitment Parties’ (i) commitment to provide an approximately $629 million Exit Facility, (ii) commitment to vote to accept the Plan, and (iii) consent to the Debtors’ continued use of Cash Collateral.

As set forth in further detail in the Exit Term Sheet, a copy of which is annexed as Exhibit B to the Plan Support Agreement (annexed hereto as Exhibit B), on the Effective Date, the DIP Facility and the remaining principal amount of any Allowed RBL

Claims of each Prepetition RBL Lender that elects to participate in the first-out revolving portion of the Exit Facility by the Voting Deadline shall receive on a dollar-for-dollar basis first lien, first-out revolving loans under the Exit Credit Agreement and letter of creditor participations under the Exit Credit Agreement (the “Exit Revolving Facility”) that will be subject to a Borrowing Base (as defined in the Exit Term Sheet) and with commitments in an aggregate maximum principal amount of up to $629,420,912 less the aggregate principal amount of the Exit Term Facility (as defined below).  In addition, the aggregate principal amount of any Allowed RBL Claims of each Prepetition RBL Lender that has not elected to participate in the Exit Revolving Facility will automatically be converted to a non-amortizing last-out term loan facility secured in a manner pari passu with the Exit Revolving Facility (the “Exit Term Facility”).

The Debtors and the Exit Commitment Parties’ agreements are memorialized in that certain $314,710,456 Senior Secured Superpriority Priming Debtor-in-Possession Revolving Facility and $629,420,912 Senior Secured Revolving Exit Facility Commitment Letter, dated October 18, 2019 (the “Exit Commitment Letter”).  In addition to the approximately $629 million in the Exit Facility, pursuant to the Commitment Letter, the RBL Agent agreed to use its commercially reasonable efforts to arrange and syndicate an incremental amount of up to $300 million in exit financing pursuant to the Commitment Letter.

On November [   ], 2019, the Bankruptcy Court entered an order approving the Debtors’ entry into the DIP Facility and their obligations under the Exit Commitment Letter and related fee letters [Docket No. [•]] (the “DIP Order”).

E.                                    Inquiries

If you have any questions about the packet of materials you have received, please contact Prime Clerk LLC, the Debtors’ voting agent (the “Voting Agent”), at 1-877-502-9869 (domestic toll-free) or 1-917-947-2373 (international).  Additional copies of this Disclosure Statement, the Plan, or the Plan Supplement (when filed) are available upon written request made to the Voting Agent at the following address:

EP Energy Ballot Processing

c/o Prime Clerk, LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

Copies of this Disclosure Statement, which includes the Plan and the Plan Supplement (when filed) are also available on the Voting Agent’s website, https://cases.primeclerk.com/EPEnergy.  PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

WHERE TO FIND ADDITIONAL INFORMATION: The Company currently files quarterly and annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Reports filed with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, as amended on April 30, 2019;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 9, 2019; and

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed with the SEC on November 12, 2019.

II.
SUMMARY OF PLAN TREATMENT

The following table summarizes: (1) the treatment of Claims and Interests under the Plan; (2) which Classes are impaired by the Plan; (3) which Classes are entitled to vote on the Plan; and (4) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see section VI — Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in section XI.C.4 — Valuation below.

Class and Designation	Treatment	Impairment and Entitlement to Vote	Estimated Allowed Amount and Approx. Percentage Recovery

1 (Other Secured Claims)

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Noteholders, (i) such holder will receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

Class and Designation	Treatment	Impairment and Entitlement to Vote	Estimated Allowed Amount and Approx. Percentage Recovery

2 (Other Priority Claims)

The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Noteholders, (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

3 (RBL Claims)

Each holder of an Allowed RBL Claim will receive, on a dollar-for-dollar basis, first lien, second-out term loans under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Claim that elects to participate in the first-out revolving portion of the Exit Facility by the Voting Deadline shall receive on a dollar-for-dollar basis first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

		Impaired (Entitled to vote)	Estimated Allowed Amount: $[ ] Estimated Percentage Recovery: 100%

4 (1.125L Notes Claims)

On the Effective Date, all Allowed 1.125L Notes Claims will be reinstated in the principal amount of $1 billion in accordance with section 1124(2) of the Bankruptcy Code and the 1.125L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.125L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.125L Notes Indenture, a portion of the 1.125L Notes Claims.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: $[ ] Estimated Percentage Recovery: 100%

5 (1.25L Notes Claims)

On the Effective Date, all Allowed 1.25L Notes Claims will be reinstated in the principal amount of $500 million in accordance with section 1124(2) of the Bankruptcy Code and the 1.25L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.25L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.25L Notes Indenture, a portion of the 1.25L Notes Claims.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: $[ ] Estimated Percentage Recovery: 100%

Class and Designation	Treatment	Impairment and Entitlement to Vote	Estimated Allowed Amount and Approx. Percentage Recovery

6 (Secured 1.5L Notes Claims)

On the Effective Date, each holder of an Allowed 1.5L Notes Claim will receive on account of the secured portion of such Allowed 1.5L Notes Claim, in full and final satisfaction of the secured portion of such Allowed 1.5L Notes Claim, its Pro Rata share of (i) 99.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Backstop Commitment Premium, the Private Placement (if applicable), the Jeter Shares (if applicable), and the EIP Shares, and (ii) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures.  On the Effective Date, the 1.5L Notes will be cancelled, released and extinguished and will be of no further force or effect except as set forth herein, whether surrendered for cancellation or otherwise.

		Impaired (Entitled to vote)	Estimated Allowed Amount: $[ ] Estimated Percentage Recovery: [ ]%

7 (Unsecured Claims)

On the Effective Date, holders of Allowed Unsecured Notes Claims, 1.5L Notes Deficiency Claims, and General Unsecured Claims will receive, in full and final satisfaction of such Claims, their Pro Rata share of 1.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Backstop Commitment Premium, the Private Placement (if applicable), the Jeter Shares (if applicable), and the EIP Shares (the “Unsecured Shares”).  On the Effective Date, the Unsecured Notes Claims, 1.5L Notes Deficiency Claims and General Unsecured Claims will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.

		Impaired (Entitled to vote)	Estimated Allowed Amount: $[ ] Estimated Percentage Recovery: [ ]%

8 (Convenience Claims)

Except to the extent that a holder of an Allowed Convenience Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Convenience Claim, each holder of an Allowed Convenience Claim will receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, the lesser of (a) payment in Cash of [10]% of such Allowed Convenience Claim, or (b) its Pro Rata share of the Convenience Claim Distribution Amount.  Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

		Impaired (Entitled to vote)	Estimated Allowed Amount: $1,750,000 Estimated Percentage Recovery: [10]%

Class and Designation	Treatment	Impairment and Entitlement to Vote	Estimated Allowed Amount and Approx. Percentage Recovery

9 (Intercompany Claims)

On or after the Effective Date, all Intercompany Claims shall be adjusted, reinstated, or discharged in the Company’s discretion, subject to the reasonable consent of the Initial Supporting Noteholders.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

10 (Subordinated Claims)

All Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Subordinated Claims will not receive any distribution on account of such Allowed Subordinated Claims.

		Impaired (Not entitled to vote because presumed to reject)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

11 (Existing Parent Equity Interests)

Each holder of Allowed Existing Parent Equity Interests will receive its Pro Rata share of $500,000 in Cash.  On the Effective Date, Existing Parent Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.

		Impaired (Entitled to vote)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

12 (Other Equity Interests)

Other Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.  No holder of Other Equity Interests will receive a distribution.

		Impaired (Not entitled to vote because presumed to reject)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

13 (Intercompany Interests)

Intercompany Interests are Unimpaired.  On the Effective Date, all Intercompany Interests shall, subject to the reasonable consent of the Initial Supporting Noteholders, be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) reinstated.

		Unimpaired (Not entitled to vote because presumed to accept)	Estimated Allowed Amount: N/A Estimated Percentage Recovery: N/A

III.
OVERVIEW OF DEBTORS’ OPERATIONS

A.                                    Business Overview

1.                                      General Overview

EP Energy operates as an independent exploration and production company engaged in the acquisition and development of unconventional onshore oil and natural gas properties in the United States.  In 2018, EP Energy had operating revenues of approximately $1.324 billion.  The Company’s revenues are generated primarily through the physical sale of oil, natural gas, and natural gas liquids to third-party customers at spot or market prices under both short and long-term contracts, as well as settlements of the Company’s in-the-money commodity hedge positions.  As of the date hereof, the Debtors operates through a diverse base of producing assets and is focused on the development of drilling inventory located in three areas: the Eagle Ford shale in South Texas, the Permian basin in West Texas, and Northeastern Utah.  The Debtors have established significant contiguous leasehold positions in each of its three areas, representing approximately 463,000 net acres in total (as of May 2019).

The Debtors’ strategy is to invest in opportunities that provide the highest return across their asset base, continually seek out operating and capital efficiencies, effectively manage costs, and identify accretive acquisition opportunities and divestitures — all with the objective of enhancing the Debtors’ portfolio, growing asset value, improving cash flow and increasing financial flexibility.  Each of EP’s areas is characterized by a long-lived reserve base and high drilling success rates.  EP’s mission is to set the standard for the efficient development of hydrocarbons in the United States.

In addition to opportunities in its existing portfolio, the Company continuously explores strategic acquisitions of leasehold acreage or acquisitions of producing assets that allow the Company to leverage existing expertise in its operating areas, balance exposure to regions, basins and commodities, help achieve or enhance risk-adjusted returns competitive with those available in existing programs and increase reserves.  The Company also continuously evaluates its asset portfolio and sold oil and natural gas properties if such properties no longer meet long-term objectives.

As of the Petition Date, the Debtors employed approximately 360 employees and a supplemental workforce of approximately 180 temporary employees and independent contractors in their operations.

2.                                      Drilling Operations

The Debtors’ operations are extremely capital-intensive, with capital expenditures and asset acquisitions in 2018 totaling approximately $984 million in the aggregate ($644 million excluding acquisitions).  In 2018, the Debtors completed 136 gross wells, and as of December 31, 2018 had a total of 29 gross wells drilled, but not completed, across its programs.  The Debtors operate approximately 95% of their producing wells.  Further, during 2018, the Debtors completed (i) 85 gross wells in the Eagle Ford for a total of 800 net operated wells, (ii) 27 gross wells in Northeastern Utah for a total of 342 net operated wells, and (iii) 24 gross wells in the Permian basin for a total of 350 net operated wells.  In addition, the Debtors recompleted 81 gross wells in Northeastern Utah during 2018.

As of December 31, 2018, the Debtors had proven reserves of 324.5 million barrels of oil equivalent (“MBoe”), including 169 million barrels of proved oil reserves, 60 million barrels of proved natural gas liquids reserves, and 575 billion cubic feet of proved natural gas reserves, representing 52%, 18%, and 30%, respectively, of total proved reserves.  Approximately 234 MBoe, or 72%, of the Company’s total proved reserves are proved developed producing assets, which generated average production of 80.7 MBoe/d in 2018 from approximately 1,744 gross wells.  During the six months ended June 30, 2019, the Company produced on average approximately 71,600 Boe per day, compared to 81,300 Boe per day during the same period in 2018.(6)

3.                                      Joint Ventures

In addition to the Debtors’ owned properties, the Debtors are party to certain joint ventures in their asset areas to enhance the development of wells, hold acreage, and/or improve near-term economics in its existing programs.  In Northeastern Utah, the Company’s joint venture partner is participating in the development of 60 wells, and as of December 31, 2018, the Debtors drilled and completed 43 wells under the joint venture agreement.  Under the joint venture agreement, the Debtors fund less than half of the estimated drilling costs for a 50% working interest in the joint venture wells and sell the associated production to its joint venture partner.

Moreover, since 2017, EP Energy has been party to a joint venture with Jeter Drillco to fund future oil and natural gas development in the Permian basin and the Eagle Ford Shale (the “Jeter Drillco JV”).  Under the Jeter Drillco JV, Jeter Drillco agreed to fund 60% of the estimated drilling, completion, and equipping costs in the joint venture wells, divided into two approximately $225 million investment tranches, in exchange for a 50% working interest.  The Company is the operator of Jeter Drillco’s assets.  Under the Jeter Drillco JV, once Jeter achieves a specified internal rate of return on its invested capital in each tranche, a portion of its working interest reverts to the Company.  The Debtors have completed the planned activity in the first tranche, having completed 69 wells in the Permian basin.   In April 2018, the parties amended the Jeter Drillco JV to direct the second tranche investment to the Eagle Ford shale.  Wells in the Eagle Ford shale began producing in the third quarter of 2018.  As of September 24, 2019, the Debtors drilled and completed 57 wells in the Eagle Ford under the Jeter Drillco JV and have substantially completed their planned activity in the second tranche.

4.                                      Hedging

The Company utilizes derivative contracts to hedge its exposure to commodity price fluctuations and reduce the variability in the Company’s cash flows associated with anticipated sales of future oil and natural gas production.  As of the Petition Date, the Company had fifty-two (52) open hedging agreements that extend through 2020, including thirty-two (32) crude oil three-way arrangements; four (4) crude oil collar arrangements; eight (8) crude oil basis swaps; one (1) crude oil roll arrangement; three (3) natural gas fixed price swaps; and four (4) natural gas collar arrangements.

Approximately 90% of the Debtors open hedging agreements relate to its crude oil production and the remaining 10% relates to the Company’s natural gas production.  As of the Petition Date, the aggregate mark-to-market value of all derivative assets and liabilities related to Company’s prepetition hedging agreements, calculated using standard industry valuation processes, was a net derivative asset of approximately $62.6 million (subject to daily fluctuations).  The Company’s obligations under its hedges are secured by the same collateral (on the same priority) that secures

(6)  Average production has been lower as a result of, among other reasons downstream third-party operational issues and constraints in the Eagle Ford shale and Permian basin, fewer wells placed on production in the Eagle Ford Shale, reduced drilling activity in Northeastern Utah, and a reduction in capital allocated to the Permian basin.

its obligations under the RBL Credit Agreement.  All of the Debtors’ hedge counterparties are also RBL Lenders under the RBL Facility.  Pursuant to the DIP Order, the Debtors’ Prepetition Hedge Obligations are treated as DIP Obligations (each as defined in the DIP Order).

B.                                    Debtors’ Corporate History and Structure

1.                                      Corporate History

On February 14, 2012, affiliates of Apollo, Riverstone Holdings LLC (“Riverstone”), Access, and Korean National Oil Corporation (“KNOC”, and collectively with Apollo, Riverstone, and Access, the “Sponsors”), along with other co-investors, formed EPE Acquisition, LLC (“AcqCo”).  On May 24, 2012, the Sponsors acquired Debtor EP Energy LLC’s predecessor and its subsidiaries from El Paso Corporation for approximately $7.2 billion in cash in a spin-out sale transaction that was consummated in connection with the $21.1 billion cash and stock merger of El Paso Corporation and Kinder Morgan, Inc.  The acquisition was partly financed through the issuance of approximately $4.25 billion of debt by the Company.

On August 30, 2013, EP Energy was formed and the Sponsors and other members of AcqCo contributed their membership interests in AcqCo to EP Energy in exchange for common stock in EP Energy, resulting in EP Energy becoming the 100% equity owner of AcqCo.  Subsequently, in January 2014, EP Energy completed an initial public offering of 35.2 million shares of Class A common stock (approximately 14% of Class A common stock at the time) and received net proceeds of approximately $664 million (the “2013 IPO”).  EP Energy’s Class A common stock commenced trading on the New York Stock Exchange (the “NYSE”) on January 17, 2014 under the ticker symbol “EPE”.

2.                                      Debtors’ Corporate and Governance Structure

Collectively, EP Energy and its direct and indirect subsidiaries consist of nine (9) entities organized under the laws of the State of Delaware, eight (8) of which are Debtors in these Chapter 11 Cases.(7)  A chart illustrating the Debtors’ organizational structure as of the Petition Date is annexed hereto as Exhibit C.

EP Energy’s board of directors generally functions as the Company’s governing board.  On June 4, 2019, the Board of Directors of EP Energy (the “Board”) established a special committee of three independent directors (the “Special Committee”) to evaluate the Company’s strategic alternatives, and to the extent applicable, negotiate, and implement one or more capital structure transactions.  Accordingly, the Special Committee, by virtue of its mandate, serves as the Company’s governing body with respect to the restructuring and these Chapter 11 Cases.  The Special Committee approved the Debtors’ entry into the Backstop Commitment Agreement and PSA as well as the filing of the Plan.

(7)  EPE Employee Holdings II, LLC (“Employee Holdings”) is the only subsidiary of EP Energy that is not a debtor in these Chapter 11 Cases.  Employee Holdings has no operations or liabilities.  Its only asset is Class B common stock of EP Energy held for the benefit of current and former employees of the Company.  The Company believes that the Class B common stock is worthless.

Each Debtor other than EP Energy (which was formerly a NYSE-listed corporation) is either a member-managed or manager-managed limited liability company or a corporation with a one-person or two-person board of directors, with the exception of one partnership entity that is managed by its general partner.  EP Energy’s Board consists of the following thirteen directors:

Name	Position
Alan R. Crain	Chairman; Independent Director; Special Committee Member
Gregory A. Beard	Director
Scott R. Browning	Director
Carol Flaton	Independent Director; Chair of Special Committee
Jae Hwii Gwag	Director
Wilson B. Handler	Director
J. Barton Kalsu	Independent Director; Special Committee Member
Rajen Mahagaokar	Director
Russell E. Parker	Director; President and CEO
Robert C. Reeves	Independent Director
Robert Tichio	Director
Rakesh Wilson	Director
Donald A. Wagner	Director

The Company has highly experienced managers for its operations.  The Company’s core management team consists of the following individuals:

Name	Position
Russell E. Parker	President and Chief Executive Officer
Kyle A. McCuen	Senior Vice President and Chief Financial Officer
David Rush	Chief Restructuring Officer
Raymond J. Ambrose	Senior Vice President, Engineering and Subsurface
Chad D. England	Senior Vice President, Operations
Jace D. Locke	Vice President, General Counsel and Corporate Secretary
Peter D. Addison	Vice President, Land and Land Administration
Mark E. Hargis	Vice President, Geoscience
Dennis M. Price	Vice President, Marketing

C.                                    Equity Ownership

EP Energy is a public company and files annual reports with, and furnishes other information to, the Securities and Exchange Commission.  Until May 2019, the Class A common stock of EP Energy was listed on the NYSE under the symbol “EPE.”  However, on January 3, 2019, the Company was notified by the NYSE that EP Energy was not in compliance with NYSE continued listing standards because the average closing price of its shares of Class A common stock had fallen below $1.00 per share over a period of 30 consecutive trading days.  On May 24, 2019, the Company was notified that due to “abnormally low” trading price levels, the NYSE commenced delisting proceedings to delist EP Energy’s Class A common stock.  Trading in the Company’s Class A common stock was suspended on May 23, 2019 and, beginning on May 24, 2019, the

Class A common stock of the Company began trading on the OTC Pink marketplace under the symbol “EPEG”.

As of August 31, 2019, (i) 255,136,111 shares of EP Energy’s $0.01 par value Class A common stock were issued and outstanding, and (ii) 237,256 shares of the EP Energy’s $0.01 par value Class B common stock were issued and outstanding.(8)

Holders of Class A common shares are entitled to one vote per Class A shares on all matters to be voted on by EP Energy’s stockholders.  EP Energy’s Class A common stock is currently held 39.0% by Apollo as record holder, 13.7% by Access, 12.3% by Riverstone, 12.3% by KNOC, and 22.7% by other shareholders.  All of the other Debtors are wholly-owned direct or indirect subsidiaries of EP Energy.

Class B common shares are non-voting shares that are held by certain current and former employees who were issued such shares in 2012, in addition to a smaller portion that were issued to non-debtor affiliate Employee Holdings in late 2013 in advance of the Company’s 2013 IPO.(9)  Class B common shares entitle holders to receive proceeds in the form of cash or Class A common shares upon certain performance events that did not occur prior to the Petition Date (e.g., the Sponsors receiving a return of at least 1.0x their invested capital plus a stated return).

Further, under EP Energy’s prepetition stock-based compensation plans (the 2014 Omnibus Incentive Plan and 2017 Employment Inducement Plan), EP Energy may issue to the Company’s employees and non-employee directors various forms of long-term incentive compensation including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, cash awards, and other stock-based awards.  EP Energy is authorized to grant awards of up to 36,832,525 shares of common stock for awards under these plans, with 8,645,338 shares remaining available for issuance as of December 31, 2018.

D.                                    Prepetition Indebtedness

As of the Petition Date, the Debtors’ funded prepetition indebtedness was approximately $4.909 billion (plus accrued and unpaid interest and other expenses), consisting of the following:

Name	Principal Amount (approximate)	Lien Priority and Collateral
RBL Claims	$629 million(10)	First lien on substantially all of the Debtors’ assets
1.125L Notes Claims	$1 billion	First lien on substantially all of the Debtors’ assets, subject to prior payment of RBL Claims
1.25L Notes Claims	$500 million	First lien on substantially all of the Debtors’ assets, subject to prior payment of RBL Claims and 1.125L Notes Claims
1.5L Notes Claims	$2.092 billion	First lien on substantially all of the Debtors’ assets, subject to prior payment of RBL Claims, 1.125L Notes Claims, and 1.25L Note Claims
Unsecured Notes Claims	$688 million	N/A
Total	$4.909 billion

(8)  The Board is also authorized to provide for the issuance from time to time of preferred shares, but no preferred stock is currently issued or outstanding.

(9)  Employee Holdings, as the holder of 70,000 Class B shares, was designed as a vehicle for future employee incentive awards pursuant to which employee participants would become entitled to receive amounts equal to a proportion of proceeds received by Employee Holdings from time to time.

(10)  Including $27 million of outstanding letters of credit.

[In connection with the DIP Order, the Bankruptcy Court approved the “roll-up” of 50% of the commitments under the RBL Facility into the DIP Facility.  Accordingly, as of the date hereof, the RBL Facility has been fully drawn].

The below description of the Debtors’ prepetition indebtedness is for informational purposes only and is qualified in its entirety by reference to the specific agreements evidencing such indebtedness.

1.                                      RBL Claims

Certain of the Debtors are parties to that certain Credit Agreement, dated as of May 24, 2012 (as amended, restated, amended and restated, modified, or otherwise supplemented from time to time, the “RBL Credit Agreement”, and the claims thereunder, the “RBL Claims”) between EP Energy LLC, as borrower (the “RBL Borrower”), AcqCo, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in its capacity as such, the “RBL Agent”) and issuing bank, and the lenders party thereto (the “RBL Lenders”) that provided for a commitment of approximately $629 million, including a sublimit for a letter of credit facility (the “RBL Facility”).  As noted above, the RBL Facility has been fully drawn as of the date hereof.

All of the Debtors, other than EP Energy and the RBL Borrower, are guarantors under the RBL Facility.  As of the Petition Date, the RBL Facility was fully drawn, including approximately $27 million in letters of credit that remained outstanding but were undrawn as of the date thereof, plus any applicable interest, fees, and other amounts outstanding under the RBL Credit Agreement.  The RBL Claims are secured by a first-priority security interest in and liens (subject to certain permitted liens) on substantially all of the assets of AcqCo and its direct and indirect subsidiaries, including the vast majority of such entities’ oil and natural gas properties, cash, accounts receivable, and other material assets.

2.                                      1.125L Notes Claims

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “1.125L Indenture”, and the claims thereunder, the “1.125L Notes Claims”), dated as of May 23, 2018, among EP Energy LLC and Everest Acquisition Finance Inc. (“Acquisition FinanceCo”, and together with EP Energy LLC, the “EP Co-Issuers”) as co-issuers, each of the guarantors named therein (each of EP Energy LLC’s direct and indirect subsidiaries, the “Debtor Guarantors”), and UMB Bank, National Association, as successor indenture trustee and notes collateral agent.  The obligations under the 1.125L Indenture are jointly and severally guaranteed by each of the Debtor Guarantors and are secured by junior-priority liens on substantially all of the assets of the EP Co-Issuers and the Debtor Guarantors, including the vast majority of such entities’ oil and natural gas properties, cash, accounts receivable, and other material assets (the “Collateral”).

The liens securing the obligations under the 1.125L Indenture are junior in priority to the liens securing the RBL Claims.  As of the date hereof, the aggregate amount outstanding under the 1.125L Indenture is $1 billion in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

3.                                      1.25L Notes Claims

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “1.25L Indenture”, and the claims thereunder, the “1.25L Notes Claims”), dated as of November 29, 2016, among the EP Co-Issuers, the Debtors Guarantors, and BOKF, NA, as successor indenture trustee and notes collateral agent.  The obligations under the 1.25L Indenture are jointly and severally guaranteed by each of the Debtor Guarantors and are secured by junior-priority liens over the Collateral.  The liens securing the obligations under the 1.25L Indenture are junior in priority to the liens securing the RBL Claims and the 1.125L Notes Claims.  As of the date hereof, the aggregate amount outstanding under the 1.25L Indenture is $500 million in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

4.                                      1.5L Notes Claims

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “2024 1.5L Indenture”, and the claims thereunder, the “2024 1.5L Notes Claims”), dated as of January 3, 2018, among the EP Co-Issuers, the Debtors Guarantors, and Wilmington Trust, National Association, as indenture trustee and notes collateral agent.  The obligations under the 2024 1.5L Indenture are jointly and severally guaranteed by each of the Debtor Guarantors and are secured by junior-priority liens over the Collateral.  The liens securing the obligations under the 2024 1.5L Indenture are junior in priority to the liens securing the RBL Claims, the 1.125L Notes Claims, and the 1.25L Notes Claims, and are pari passu with the 2025 1.5L Notes Claims (as defined herein).  As of the date hereof, the aggregate amount outstanding under the 2024 1.5L Indenture is $1.092 billion in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “2025 1.5L Indenture”, and together with the 2024 1.5L Indenture, the “1.5L Indentures”, and the claims thereunder, the “2025 1.5L Notes Claims”, and together with the 2024 1.5L Notes Claims, the “1.5L Notes Claims”), dated as of February 6, 2017, among the EP Co-Issuers, the Debtors Guarantors, and Wilmington Trust, National Association, as indenture trustee and notes collateral agent.  The obligations under the 2025 1.5L Indenture are jointly and severally guaranteed by each of the Debtor Guarantors and are secured by junior-priority liens over the Collateral.  The liens securing the obligations under the 2025 1.5L Indenture are junior in priority to the liens securing the RBL Claims, the 1.125L Notes Claims, and the 1.25L Notes Claims, and are pari passu with the 2024 1.5L Notes Claims.  As of the date hereof, the aggregate amount outstanding under the 2025 1.5L Indenture is $1 billion in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

The Debtors estimate that approximately $[  ] billion of the 1.5L Notes Claims are 1.5L Deficiency Claims.

5.                                      Intercreditor Agreements

The rights of the Debtors’ prepetition secured parties with respect to the Collateral are governed by three intercreditor agreements (collectively, the “Intercreditor Agreements”):

(a).                              the rights as between the RBL Agent on one hand, and the notes collateral agent under the 1.125L Indenture on the other, are governed by that certain Senior Priority Lien Intercreditor Agreement dated as of May 23, 2018, with RBL Claims being “First-Priority Lien Obligations” thereunder, and 1.125L Notes Claims being “Second-Priority Lien Obligations” thereunder;

(b).                              the rights as between the RBL Agent and the notes collateral agent under the 1.125L Indenture on one hand, and the notes collateral agent under the 1.25L Indenture on the other, are governed by that certain Additional Priority Lien Intercreditor Agreement dated as of November 29, 2016, with RBL Claims and 1.125L Notes Claims being “First-Priority Lien Obligations” thereunder, and 1.25L Notes Claims being “Second-Priority Lien Obligations” thereunder; and

(c).                               the rights as between the RBL Agent and the notes collateral agent under the 1.125L Indenture and the 1.25L Indenture on one hand, and the notes collateral agent under the 1.5L Indentures on the other, are governed by that certain Priority Lien Intercreditor Agreement dated as of August 24, 2016, with RBL Claims, 1.125L Notes Claims, and 1.125L Notes Claims being “First-Priority Lien Obligations” thereunder, and 1.5L Notes Claims being “Second-Priority Lien Obligations” thereunder.

The Intercreditor Agreements govern, among other things, the priority of distribution of the Collateral and proceeds thereof between the prepetition secured parties.

6.                                      Unsecured Notes Claims

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “2020 Unsecured Notes Indenture”), dated as of April 24, 2012, among the EP Co-Issuers, the Debtors Guarantors, and Wilmington Trust, National Association, as indenture trustee.  The obligations under the 2020 Unsecured Notes Indenture are jointly and severally guaranteed by each of the Debtor Guarantors.  As of the date hereof, the aggregate amount outstanding under the 2020 Unsecured Notes Indenture is $182 million in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “2022 Unsecured Notes Indenture”), dated as of August 13, 2012, among the EP Co-Issuers, the Debtors Guarantors, and Wilmington Services Fund Society, FSB, as indenture trustee.  The obligations under the 2022 Unsecured Notes Indenture are jointly and severally guaranteed by each of the Debtor Guarantors.  As of the date hereof, the aggregate amount outstanding under the 2022 Unsecured Notes Indenture is $182 million in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

Certain of the Debtors are party to that certain Indenture (as amended, modified, or otherwise supplemented from time to time, the “2023 Unsecured Notes Indenture”), dated as of May 28, 2015, among the EP Co-Issuers, the Debtors Guarantors, and Wilmington Services Fund Society, FSB, as indenture trustee.  The obligations under the 2023 Unsecured Notes Indenture are jointly and severally guaranteed by each of the Debtor Guarantors.  As of the date hereof, the aggregate amount outstanding under the 2023 Unsecured Notes Indenture is $323 million in principal amount, plus any unpaid interest, fees, premiums, or other amounts due thereunder.

7.                                      Other Claims

The Company has other claims against it that do not consist of long-term funded debt.  Among other things, as described below, the Company is a defendant in numerous civil actions that may give rise to substantial unsecured claims, most of which are contingent, unliquidated, and disputed.

Further, in the ordinary course of their business, the Debtors incur trade debt with numerous vendors in connection with their operations.  The Company has a number of unsecured prepetition obligations to certain of its vendors that do not benefit from state-law lien rights or setoff rights.  However, a significant number of the Debtors’ prepetition trade obligations have been satisfied by the Debtors in accordance with first day relief granted by the Bankruptcy Court (as described below).

On November 18, 2019, the Debtors filed their schedules of assets and liabilities (the “Schedules”) and statements of financial affairs (the “Statements”) detailing known claims against the Debtors. Upon the expiration of the Bar Date (as defined below), the Debtors will have more information regarding the amount of other claims against the Debtors, including General Unsecured Claims.

8.                                      Prepetition Legal Proceedings

Certain Debtors are named as defendants from time to time in routine litigation proceedings including, but not limited to, personal injury and breach of contract disputes.  For example, see Section V.H. herein describing the MFN Lawsuit (as defined below).  In management’s view, Claims made in connection with the Legal Proceedings will be Allowed in an amount that is less than the claimed amount, and the outcome of these proceedings will not have a material adverse effect on the Debtors’ financial position, results of operations, or cash flows.  The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

9.                                      Intercompany Claims

In the ordinary course of business, the Debtors enter into intercompany transactions with one another (“Intercompany Transactions,” and any intercompany receivable and payable generated pursuant to an Intercompany Transaction, “Intercompany Claim”) including when, among other things, (i) Debtors EP Energy, EP Energy E&P Company, L.P. (“EP OpCo”), and EP Energy LLC receive funds into their bank accounts on behalf of other Debtors, (ii) Debtors EP Energy, Ep OpCo, EP Energy Management, L.L.C., and EP Energy LLC make payments and disbursements out of their Bank Accounts on behalf of other Debtors, and (iii) funds are transferred between and among the Debtors.(11)

Intercompany Transactions and Intercompany Claims between Debtors are not generally settled by actual transfers of cash among the Debtors.  Instead, the Debtors track all Intercompany Transactions and Intercompany Claims electronically in their centralized accounting system, the results of which are recorded concurrently on the applicable Debtor’s balance sheets and regularly reconciled.  The accounting system requires that all general ledger entries be balanced at the legal-entity level; therefore, when the accounting system enters an intercompany receivable on one entity’s balance sheet, it also automatically creates a corresponding intercompany payable on the applicable affiliate’s balance sheet.  This results in a net balance of zero when consolidating all intercompany accounts.

The Debtors maintain records of all transactions processed through their cash management system.  During these Chapter 11 Cases, the Debtors have kept and will continue to keep records of any postpetition Intercompany Transactions and Intercompany Claims.

IV.
KEY EVENTS LEADING TO
COMMENCEMENT OF CHAPTER 11 CASES

A.                                    Continued Weakness in Oil & Gas Exploration and Production Industry

As has been well documented, the distressed market conditions in the oil and gas industry, which began in 2014, have negatively impacted all levels of the industry, including upstream companies that produce oil and gas.  As evidenced by the numerous chapter 11 filings or other announcements of debt restructurings in the industry, the impact of the volatility of the commodity markets on the Debtors’ businesses is clear.  Notably, oil and natural gas prices dropped precipitously in 2014 and 2015 and have held at depressed levels for the last several years.  Both the decline and the length of this trough have been greater than what anyone in the business could have reasonably anticipated, resulting in a substantial decline in revenue, reserves, and asset values across the industry

The Debtors, of course, have not been immune to these adverse market conditions and the impact on its reserves, cash flow, and ability to service its outstanding indebtedness.  As with many of its peers, this drastic and prolonged drop in prices and the severe dislocations it caused to the Debtors’ operations have impacted their asset base and put the Debtors in a stressed liquidity situation.

B.                                    Prepetition Restructuring Efforts

1.                                      Operational Initiatives

In November 2017, the Board announced a change in senior leadership with Russell E. Parker joining the Company and becoming its President and Chief Executive Officer, along with a new streamlined management structure.  In connection with the leadership change, the majority of the

(11)  The Debtors do not transact or have any intercompany claims with their non-Debtor affiliate, EPE Employee Holdings II, LLC.

prior management team departed the organization.  The change in senior leadership was a move from an asset-based to a function-based organization, which was intended to enable greater flexibility in allocating capital and resources to specific assets and to improve the Debtors’ cost structure and create efficiencies.

Further, the Debtors undertook a number of operational efforts to improve its financial position.  Through vendor cost reduction initiatives, business optimization, and general efficiencies, the Debtors significantly reduced their cash operating cost structure.  For example, the Debtors reduced their run-rate general and administrative expenses by approximately 24% and its lease operating expense by 27% since Q3 2017.(12)

2.                                      Strategic Transactions

Facing a declining revenue and asset-base on account of commodity prices, and approximately $365 million of annual interest expense, in 2018 the Debtors took a number of strategic steps in an effort to improve its asset portfolio and financial flexibility and address its capital structure and liquidity needs, including (i) completing $277 million in acquisitions in the Eagle Ford shale and divesting of certain assets in Northeastern Utah for approximately $177 million, (ii) exchanging approximately $1.147 billion of the Unsecured Notes maturing in 2020, 2022, and 2023, for the new $1.092 billion of 2024 1.5L Notes, (iii) repurchasing $134 million of Unsecured Notes for approximately $89 million in cash, (iv) issuing $1 billion in senior secured 1.125L Notes maturing in 2026 and using the net proceeds to repay in full the outstanding amounts at that time under the RBL Facility, and (v) extending the maturity of the RBL Facility from May 2019 to November 2021.

3.                                      Leverage and Liquidity Concerns

Despite these efforts, it became apparent that the Debtors’ revenue and cash flow generating capacity would not be sufficient to service its outstanding debt on a long-term basis and to maintain the liquidity necessary to operate its businesses and preserve its long-term viability and enterprise value.  In March 2019, EP Energy stated in its Form 10-K annual report that its projections showed that, based on its then-forecasted EBITDAX (assuming approximately $55/barrel of oil), cash on hand, and remaining capacity under the RBL Facility, the Debtors would not have sufficient liquidity available to repay the 2020 Unsecured Notes at maturity and meet their working capital needs and/or fund their planned capital expenditures.(13)

4.                                      Special Committee Appointed to Oversee Strategic Process

Beginning in April 2019, certain ad hoc committees comprised of the Company’s creditors began to organize, engage advisors, and deliver letters to the Company, each asking that the Company consider certain strategic alternatives.  These creditors included (i) an ad hoc group of holders of the Company’s 1.125L Notes and 1.25L Notes (each as defined herein) (the “Ad Hoc 1.125L/1.25L Noteholder Group”), (ii) certain holders of the Company’s 1.5L Notes, including

(12)  Based on Q3 2017 compared to year-to-date 2019 (through May).

(13)  Later, on May 9, 2019, the Company noted in its first-quarter 10-Q that there was substantial doubt about its ability to continue as a going concern.

Elliott and Apollo, and (iii) an ad hoc group of holders of the Company’s Unsecured Notes (as defined herein) (the “Ad Hoc Unsecured Noteholder Group”).  Around this time, certain 1.5L Noteholders, including Elliott, and the Ad Hoc Unsecured Noteholder Group also delivered unsolicited proposals for potential restructuring and refinancing transactions, respectively.

On June 4, 2019, the Board established the Special Committee (and appointed to it independent members of the Board who are not affiliated with the Sponsors) to evaluate the Company’s strategic alternatives, and to the extent applicable, negotiate, and implement one or more capital structure transactions.  The Company also retained Weil, Gotshal & Manges LLP (“Weil”) as counsel, Evercore Group L.L.C. (“Evercore”) as investment banker, and FTI Consulting, Inc. (“FTI”) (initially solely as financial advisor) to explore strategic alternatives and assist it in both (i) evaluating certain other sources of incremental liquidity, including additional debt issuances, refinancings, and asset sales, and (ii) potentially developing and implementing a comprehensive plan to restructure its balance sheet, whether in-court or out-of-court.

5.                                      Debtors Engage with Creditors and Other Parties

In the months leading up to the Petition Date, the Company engaged in continuous discussions with its existing stakeholders with respect to a range of strategic transactions, including various out-of-court financing and capital markets transactions and potential comprehensive recapitalization and/or restructuring solutions.  Such stakeholders included (i) the Company’s RBL Lenders, (ii) the Ad Hoc 1.125L/1.25L Noteholder Group, (iii) the certain 1.5L Noteholders, including Elliot, (iv) Apollo (the Company’s largest prepetition equity sponsor and one of the Company’s largest noteholders, holding 1.25L Notes and 1.5L Notes), (v) the Ad Hoc Unsecured Noteholder Group, and (vi) certain other creditors.

The Debtors executed non-disclosure agreements with (i) the advisors to (a) Elliott (Milbank LLP, Houlihan Lokey, Inc., W.D Von Gonten & Co., and DeGolyer and MacNaughton Corp.), (b) Apollo (Paul, Weiss, Rifkind, Wharton & Garrison LLP and Moelis & Company LLC), (c) the Ad Hoc 1.125L/1.25L Noteholder Group (Morrison & Foerster LLP and PJT Partners LP), and (d) the Ad Hoc Unsecured Noteholder Group (Stroock & Stroock & Lavan LLP, Rothschild & Co., and Intrepid Financial Partners), and (ii) certain members of certain of the foregoing constituencies.  The Debtors also (x) established a data room to facilitate providing diligence to the foregoing advisors, (y) held a significant number of diligence calls and meetings between management, the Company’s advisors and such parties and/or their respective advisors, and (z) participated in a number of in-person meetings with a number of such parties to discuss potential in-court restructurings and out-of-court transactions.

From May to mid-August 2019, EP’s advisors had numerous calls and meetings with advisors to (i) the Ad Hoc 1.125L/1.25L Noteholder Group regarding, among other things, the terms of a potential restructuring, (ii) the certain 1.5L Noteholders, including Elliott and Apollo, to discuss a potential debt-for-equity transaction coupled with an equity rights offering, and (iii) the Ad Hoc Unsecured Noteholder Group to discuss a potential new financing transaction and/or unsecured notes repurchase.  During this period, the Special Committee met regularly to analyze and consider EP’s strategic options, including the proposals made by the ad hoc committees.  The Special Committee meticulously weighed whether the Company should raise new money financing (including by, through its advisors, soliciting numerous indications of interest from potential lenders) to give the Company runway to continue to implement its business plan and make its scheduled coupon payments, or to implement a comprehensive restructuring of the Company.

The principal out-of-court strategies that the Special Committee considered (among other strategies) involved (i) fully utilizing the ability to raise up to an incremental $371 million of senior secured debt financing for additional funding or as an exchange, (ii) investing assets in an “unrestricted” subsidiary and utilizing such baskets to raise incremental financing to augment the Company’s liquidity or fund a cash tender for existing securities of the Company at a discount to par value, and/or (iii) issuing new debt securities for existing securities of the Company at a discount to par value. However, absent an unforeseeable, substantial, and sustained rise in commodity prices, these potential transactions did not offer a sufficient solution to address the Debtors’ balance sheet problems.  Further, as commodity prices continued to drop over the summer of 2019, access to the capital markets for oil and gas exploration and production firms became extremely limited.

The Debtors also began negotiating competing restructuring proposals with Elliott and Apollo on one hand, and the Ad Hoc 1.125L/1.5L Noteholder Group, on the other, as well as Exit Facility terms with JPM and other prospective RBL Lenders.  The Debtors also continued to have discussions with other stakeholders and financing sources.

6.                                      Utilization of Grace Period and Entry into Forbearance Agreements

Prior to the payment dates for their (i) $40 million coupon payment due on August 15, 2019 for the Company’s 2025 1.5L Notes (the “1.5L Coupon”), and (ii)  $7.05 million coupon payment due on September 3, 2019 for the Company’s 2022 Unsecured Notes, the Debtors elected not to pay such coupons and instead utilized the 30-day grace period in respect of such coupon payments in order to preserve liquidity and continue negotiations with stakeholders as long as possible.

Frequent discussions with the Debtors’ stakeholders continued throughout the grace period.  After entering the grace period, the Debtors also continued to consider whether an out-of-court refinancing transaction on terms proposed by the Ad Hoc Unsecured Noteholder Group could be consummated, but given market conditions (i) such a transaction did not appear to offer a viable long-term capital structure solution for the Debtors, and (ii) in any event, capital providers in the market were not willing to finance the new money required in such a transaction.

To allow discussions to continue past the expiry of the grace period on the 1.5L Coupon, on September 14, 2019, the Debtors entered into forbearance agreements with parties holding more than 70% of the 2025 1.5L Notes (the “1.5L Forbearance”) through September 22, 2019, and with the RBL Lenders through October 3, 2019 (but terminating upon the termination of the 1.5L Forbearance) (collectively with the 1.5L Forbearance, the “Forbearance Agreements”).  The 1.5L Forbearance was subsequently extended through October 3, 2019 to allow negotiations to continue.

During this period, EP and its advisors held numerous in-person meetings and conference calls with the principals of and advisors to the Ad Hoc 1.125/1.25L Noteholder Group, Elliott, and Apollo to discuss EP’s go-forward business plan and negotiate the terms of a potential restructuring transaction.  The Debtors exchanged competing proposals with these creditors with respect to a potential restructuring backstopped by a new money equity investment in EP.  The Debtors also made a proposal to the Ad Hoc 1.125L/1.25L Noteholder Group and the Initial Supporting Noteholders that would provide for all such parties to provide a new money equity investment in the Debtors and support a chapter 11 plan.  Further, EP and its advisors engaged in continuing negotiations with its RBL Lenders regarding a potential restructuring, including the consensual use of cash collateral in a chapter 11 case and provision of a committed exit reserve-based lending facility.

7.                                      Agreement in Principle with Initial Supporting Noteholders

Ultimately, after months of diligence and negotiations, the Initial Supporting Noteholders agreed in principle to backstop up to $[463] million of an equity rights offering in connection with a deleveraging chapter 11 plan, and no other creditor or ad hoc group agreed to make a new money investment in the Debtors at sufficiently attractive terms.  Accordingly, after thoroughly exploring all options available to the Company and extensive negotiations with creditors across the Company’s capital structure, the Special Committee authorized the Debtors to reach an agreement in principle with the Initial Supporting Noteholders and commence these Chapter 11 Cases to pursue the transactions contemplated thereby.

8.                                      Negotiations Regarding Tax Attributes

In connection with entry into the Plan Support Agreement, the Debtors and the Supporting Noteholders negotiated the treatment of holders of the Existing Parent Equity Interests.  During such negotiations, the parties focused on certain tax attributes of EP Parent and its Debtor subsidiaries, including (i) federal net operating loss carryforwards (“NOLs”) that, as of the Petition Date were estimated to exceed $3.3 billion, (ii) federal interest expense carryforwards under Section 163(j) of Title 26 of the United States Code that, as of the Petition Date, was estimated to exceed approximately $393 million, and (iii) other tax benefits, including tax basis in excess of the fair market value of the assets (collectively, the “Tax Attributes”).  The Tax Attributes may reduce future taxable income and thus future tax liability, subject to certain statutory limitations.

For U.S. federal income tax purposes, the Tax Attributes are currently treated as residing at EP Parent rather than the Debtor subsidiaries which are generally disregarded as separate from EP Parent for U.S. federal income tax purposes. During the course of negotiations with the Initial Supporting Noteholders, the Debtors raised arguments suggesting that the Tax Attributes might have independent value from which only EP Parent (and not the Debtor subsidiaries) could benefit from.  The Debtors also raised arguments that because none of the holders of Claims on account of the Debtors’ funded debt hold such claims against EP Parent, any value of the Tax Attributes should inure to the benefit of the Existing Parent Equity Interest Holders.  However, independent utilization of the Tax Attributes by EP Parent would entail surmounting significant practical and legal hurdles, including (i) the fact that EP Parent would have to generate taxable income in order to utilize the Tax Attributes, which would require new capital contributions by Existing Parent Equity Interest Holders to acquire or develop a new business able to generate taxable income, and (ii) EP Parent’s ability to continue as a going concern.

Thus, while it is not clear whether the Tax Attributes have independent value (and, if they do, whether any such value should inure to the benefit of the Existing Parent Equity Holders), the parties to the Plan Support Agreement determined that, taking into account the significant hurdles to independent utilization, the uncertainty as to the value of the Tax Attributes, and the potential for unidentified liabilities of EP Parent, a $500,000 payment to the Existing Parent Equity Interest Holders under the Plan on account of the Tax Attributes would be in the best interests of all stakeholders.

C.                                    Prepetition Analysis

1.                                      Independent Investigation

Prior to the Petition Date, Carol Flaton, in her capacity as both an independent director and member of the Special Committee, oversaw an investigation (the “Independent Investigation”) into certain potential claims and estate causes of action in connection with (a) related party transactions (the “RPTs”) between the Company and its Sponsors and (b) the general operation of the business and Board practices.  The RPTs included transactions involving the Company and its Sponsors from May 2012 to October 2019 including, but not limited to (i) certain debt purchases in late 2018 and 2019; (ii) Jeter Drillco JV and certain payable disputes in connection therewith; and (iii) the management fee paid to Phoenix Natural Resources LLC to release members of its leadership team to join EP Energy.  In connection with the Independent Investigation, Ms. Flaton directed Weil to assist in evaluating the colorability of any potential claims and estate causes of action related to the RPTs.

The Independent Investigation took place over the course of two months and involved an extensive factual and legal analysis, where Weil conferred with and reported on its investigation to Ms. Flaton throughout.  In connection with the Independent Investigation, ten separate interviews were conducted, extensive documentation was reviewed, and the Company’s governance practices and controls were carefully reviewed.

At the conclusion of the Independent Investigation, no colorable claims were identified belonging to the Company related to the RPTs or conduct by officers or directors, other than a potential non-material preference claim for reimbursements to Sponsors of reasonable expenses related to Board activities and transactions per the Company’s Stockholders’ Agreement, which may be subject to valid defenses.  Given that there are no colorable claims, any such claims lack any measurable value.  Further, when litigation costs were considered, it was concluded that such claims would likely have a negative value to the Company.  Based upon the results of the Independent Investigation, Ms. Flaton concluded and therefore recommended to the Special Committee that any transaction should include releases for officers, directors, and Sponsors if such transaction is otherwise the best transaction available to the Company and is in the best interests of the Company and its stakeholders.  Moreover, if the Sponsors provided any consideration to the Company in any such transaction, then such consideration significantly outweighs the benefits of preserving any potential claims.

2.                                      Mortgage Lien Analysis

Prior to the Petition Date, the Debtors’ advisors conducted an independent analysis of the quality and value of the mortgages filed in association with the Debtors’ four tranches of secured funded debt.  The Company’s books and records were reviewed to determine (i) the technical validity of all filed mortgages to assure that individual mortgage forms satisfied relevant technical legal requirements (the “Technical Validity Analysis”) and (ii) the lien coverage ratio, or the asset value of mortgaged properties to total asset value (the “Lien Coverage Analysis”).

The Technical Validity Analysis included a comprehensive search of UCC financing statements in Utah and filed mortgages in Texas and Utah.  FTI manually reviewed each of the 91 mortgage documents to determine whether (i) the document is legible, (ii) the mortgagor name is correct, (iii) the mortgagee name is correct, (iv) the trustee name is correct, (v) party signatures are present, (vi) the document is notarized, and (vii) the document is properly recorded (stamped with book/liber/volume number, page number, date, and time).  In addition, Weil manually reviewed each of the 91 mortgage documents to determine the following:  (i) within each secured loan tranche, relative to the base form for that tranche, the language of the grant, the language of the security agreement (for fixtures/as-extracted collateral), enforcement provisions, the description of debt, whether the mortgage has a valid “catchall/all assets in county” provision, (ii) documented discrepancies between tranches of debt, and (iii) whether UCC’s filed in Utah were validly extended.

Moreover, the Lien Coverage Analysis was performed using various reserve databases, including the most recent fall 2019 reserve report (the “Fall 2019 Reserve Report”), which was conducted during August and September of 2019 and provided to the RBL Agent.  The coverage ratio of the total proved value of mortgaged oil and gas leases to total Company reserve value (unrisked PV-10), based on the Fall 2019 Reserve Report, are as follows for each of the secured debt tranches:(14)(15)(16)

Loan	PDP (Proved Developed Producing)	PNP (Proved Not Producing)	PUD (Proven Undeveloped Reserves)	Total
RBL Facility	98.6%	97.1%	92.1%	97.2%
1.125L Notes	98.6%	97.1%	91.9%	97.1%
1.25L Notes	98.6%	97.1%	91.9%	97.1%
1.5L Notes	98.6%	97.1%	91.9%	97.1%
Total	98.6%	97.1%	92.1%	97.2%

(14)  The values in the coverage ratio include $2.2 million of oil and gas leases that are potentially impacted by the Technical Validity Analysis, which if excluded would reduce the total coverage ratio in each tranche by 0.09%.

(15)  Results shown are based solely on unrisked PV-10 values.

(16)  Drilled Uncompleted Wells are included in the PNP reserve category in the Fall 2019 Reserve Report.

As shown above, for each of the secured debt tranches, the Debtors determined that their prepetition secured lenders had valid, perfected liens in over 98.6% of the Debtors’ proved developed producing reserves, 97.1% of the Debtors’ proved developed non-producing reserves, and 92.1% of the Debtors’ proved undeveloped reserves.

V.
OVERVIEW OF CHAPTER 11 CASES

A.                                    Commencement of Chapter 11 Cases and First Day Motions

On October 3, 2019, the Debtors commenced their Chapter 11 Cases.  The Debtors continue managing their properties and operating their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.                                    First Day Motions

On the Petition Date, the Debtors filed multiple motions seeking various relief from the Bankruptcy Court to enable the Debtors to facilitate a smooth transition into chapter 11 and minimize any disruptions to the Debtors’ operations (the “First Day Motions”).  The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•                              Restrict certain transfers of equity interests in the Debtors [Docket Nos. 56, 313];

•                              Pay certain prepetition taxes and assessments [Docket No. 57];

•                              Continue paying employee wages and benefits [Docket No. 58];

•                              Continue insurance and surety bond programs [Docket No. 61];

•                              Obtain use cash collateral [Docket No. 65];

•                              Continue the use of the Debtors’ cash management system, bank accounts, and business forms [Docket Nos. 66, 327];

•                              Pay certain prepetition joint interest billing, royalty, and lienable operating expenses [Docket Nos. 67];

•                              Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service [Docket No. 99]; and

•                              Reject a burdensome executory contract with Ruby Pipeline, L.L.C. [Docket No. 319].

C.                                    Procedural Motions and Retention of Professionals

The Debtors have filed various motions regarding procedural issues that are common to Chapter 11 Cases of similar size and complexity as these Chapter 11 Cases.  The Bankruptcy Court granted substantially all of the relief request in such motions and entered various orders authorizing the Debtors to, among other things:

•                              Jointly administer the Debtors’ estates [Docket No. 26]

•                              File a consolidated creditor matrix and list of 30 largest unsecured creditors and modify the requirement to file a list of equity security holders [Docket No. 59];

•                              Establish procedures for the interim compensation and reimbursement of expenses of chapter 11 professionals [Docket No. 318]; and

•                              Employ professionals utilized by the Debtors in the ordinary course of business [Docket No. 317].

D.                                    Retention of Chapter 11 Professionals

The Debtors have filed several applications and obtained authority to retain various professionals to assist the Debtors in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases.  These professionals include (i) FTI (including designating David Rush to serve as Chief Restructuring Officer); (ii) Evercore, as investment banker; (iii) Weil, as counsel to the Debtors; and (iv) Prime Clerk LLC, as claims, noticing, and solicitation agent; and (v) Ernst & Young LLP, as auditor.  The Bankruptcy Court entered orders authorizing the retention of such professionals [Docket Nos. 316, 328, 315, and 114, respectively].  Further, on November 2, 2019, the Debtors filed an application with the Bankruptcy Court seeking authority to retain Ernst & Young LLP, as auditor [Docket No. 277].

E.                                    Postpetition Novation of Hedges

Following the Petition Date, DNB Bank AKA (“DNB”), one of the Debtors’ hedging counterparties, informed the Debtors that it intended to terminate each of its outstanding hedging transactions with the Debtors unless such hedging transactions were successfully novated and such novation was approved by the Court.  After negotiations, J. Aron & Company (the “J. Aron”), one of the Debtors’ other hedging counterparties, DNB, and the Debtors agreed that DNB would novate its position under such hedging transactions to J. Aron and the Debtors would pay a $1 million novation fee to J. Aron.  On October 16, 2019, the Bankruptcy Court entered the order granting the relief requested [Docket No. 155].

F.                                     Execution of Backstop Commitment Agreement and PSA and Entry into DIP Facility and Exit Commitment Letter

Following the Petition Date, the Debtors and their advisors worked to finalize definitive documentation to memorialize their agreement in principle with the Supporting Noteholders and secure the commitments necessary to prosecute their restructuring.

On October 18, 2019, following months of good-faith, arms’-length negotiations, the Debtors (i) entered into the Backstop Commitment Agreement and Plan Support Agreement with the Supporting Noteholders, and (ii) reached an agreement with the Exit Commitment Parties to provide the DIP-to-Exit Facility.  The Backstop Commitment Agreement, Plan Support Agreement, and DIP-to-Exit Facility are described further in Section I herein.

On October 27, 2019, following the Debtors’ entry into the PSA and Backstop Commitment Agreement, an ad hoc group of the Debtors’ 1.125L Noteholders and 1.25L Noteholders submitted an alternative restructuring proposal to the Debtors. The Special Committee analyzed the proposal and determined that it did not provide an alternative that was superior to the Plan.

G.                                   Appointment of Creditors’ Committee

On October 21, 2019, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was appointed by the Office of the United States Trustee for Region 7 (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in these chapter 11 cases [Docket No. 200].  The members of the Creditors’ Committee are: (i) Wilmington Trust, N.A.; (ii) Wilmington Savings Fund Society, FSB; (iii) Rene R. Barrientos, Ltd. (“Barrientos”); and (iv) Antora Peak Capital Management LP.  The Creditors’ Committee has retained Stroock & Stroock & Lavan LLP as counsel, Alix Partners LLP as its financial advisor, and Jefferies Group LLC as its investment banker.

H.                                   Adversary Complaint to Invalidate MSB’s Judgement Lien

On October 31, 2019, the Debtors filed a complaint (the “Complaint”) against Maltsberger/Storey Ranch, LLC (“Maltsberger”), Storey Minerals, Ltd. (“Storey”), and Barrientos (together with Maltsberger and Storey, “MSB”), seeking a declaratory judgment that MSB does not hold a valid judgment lien on certain of the Debtors’ property, or alternatively, that the purported judgment lien should be avoided as a preferential transfer under section 547 of the Bankruptcy Code.

The Complaint arose in response to a breach of contract lawsuit filed by MSB against Debtor EP Energy E&P Company, L.P. (“EP”) on May 29, 2018 in the 81st District Court of La Salle County, Texas, alleging that EP Energy E&P Company, L.P. breached a most favored-nations provision (the “MFN Provision”) in three oil and gas leases with respect to the payment of bonus and delay rentals (the “MFN Lawsuit”).  The MFN Lawsuit was litigated in the state trial court over the course of a year, and on March 2019, EP and MSB each filed cross-motions for summary judgment regarding the construction and interpretation of the most favored-nations provision contained in the applicable leases.

On June 6, 2019, the trial court granted in part and denied in part MSB’s motion for partial summary judgment, (i) holding that EP breached the leases with respect to the bonus payment, entitling MSB to an additional bonus above what EP already paid to MSB, and (ii) denying MSB’s claim for an increase in delay rentals under the MFN Provision.  On June 19, 2019, the La Salle County District Court entered a judgment in favor of MSB in an amount of approximately $17.5 million to Maltsberger, $17.5 million to Storey, and $6.1 million to Barrientos.  The final judgment was entered on the MFN Lawsuit docket on July 11, 2019 (the “Final Judgment”).  EP perfected an appeal from the Final Judgment on July 17, 2019 and superseded the Final Judgment by depositing a cashier’s check with the trial court clerk the same day.  EP’s appeal remains pending in the Texas Fourth Court of Appeals and the Final Judgment remains superseded.  Meanwhile, MSB obtained an abstract of judgment from the trial court clerk on July 16, 2019 (the “Abstract of Judgment”), which was not in compliance with the requirements set forth under Texas Property Code § 52.003, and proceeded to record such Abstract of Judgment in the Real Property Records of La Salle County on August 22, 2019.

While MSB purports to hold a judgment lien because of the recorded Abstract of Judgment, the Debtors are seeking a judgment of the Bankruptcy Court declaring that the Abstract of Judgment fails to substantially comply with the statutory requirements of Texas Property Code § 52.003 and, in the alternative, that the judgment lien should be avoided as a preferential transfer under Section 547 of the Bankruptcy Code as it was recorded within 90 days of the filing of these Chapter 11 Cases.

I.                                        Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”).  In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”).  Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.  The Exclusive Periods currently remain in effect and expire on January 31, 2020, and March 31, 2020, respectively.

J.                                      Statements and Schedules, and Claims Bar Dates

On October 7, 2019, the Bankruptcy Court entered an order approving (i) December 16, 2019 as the deadline for all creditors or other parties in interest to file proofs of Claim (the “Bar Date”); and (ii) March 31, 2020 as the deadline for all governmental unites to file a proof of Claim [Docket No. 98].

The Debtors provided notice of the Bar Date, and published notice of the Bar Date in the national edition of the New York Times and the Houston Chronicle.

On November 18, 2019, the Debtors filed their Schedules and Statements, detailing known claims against the Debtors.  Further, as of November 18, 2019, over 108 proofs of Claim had been filed against the Debtors asserting in the aggregate approximately $35 million.  The Debtors have begun to review and analyze the filed Claims, and will reconcile objections to the filed Claims as appropriate.

Upon the expiration of the Bar Date, the Debtors will have more information regarding the General Unsecured Claims and the allowed amounts in connection therewith.

Further, the Debtors intend to reject certain executory contracts pursuant to the Plan.  Any counterparty to an executory contract that is rejected must file and serve a proof of Claim on the applicable Debtor that is party to the applicable executory contract to be rejected by no later than the applicable bar date governed by the Plan of the Court order governing such rejection.

VI.
SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.                                    Administrative Expense Claims, Fee Claims, DIP Claims, and Priority Tax Claims.

1.                                      Treatment of Administrative Expense Claims.

On (or as soon thereafter as is reasonably practicable) the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date each Administrative Expense Claim becomes an Allowed Administrative Expense Claim, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim or Restructuring Expenses) shall receive in full and final satisfaction of such Claim, either (x) Cash in an amount equal to the Allowed amount of such Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code or (y) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, subject to the consent of the Initial Supporting Noteholders, and the holder of such Allowed Administrative Expense Claim will have agreed upon in writing; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.                                      Treatment of Fee Claims.

(a)           All Professional Persons seeking approval by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (i) file, on or before the date that is forty five (45) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

(b)           On the Confirmation Date, the Debtors shall establish and fund the Fee Escrow Account. The Debtors shall fund the Fee Escrow Account with Cash equal to the Professional Persons’ good faith estimates of the Fee Claims. Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full. The Fee Escrow Account shall be held in trust for Professional Persons retained by the Debtors and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full.  Fee Claims owing to the applicable Professional Persons shall be paid in full, in Cash, to such Professional Persons from funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 318]; provided that the Reorganized Debtors’ obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Fee Claims owing to the Professional Persons, such Professional Persons shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 of the Plan.  No Liens, claims, or interests shall encumber the Professional Fee Escrow in any way.  For the avoidance of doubt, Restructuring Expenses shall not be paid into the Fee Escrow Account, and shall be payable on the Effective Date pursuant to Section 5.14 of the Plan.

(c)           Any objections to Fee Claims shall be served and filed (a) no later than twenty one (21) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.                                      Treatment of DIP Claims and Commitments.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim and DIP Commitment, each holder of an Allowed DIP Claim or DIP Commitment shall receive, either (i) on a dollar-for-dollar basis, first-lien, first-out revolving loans or revolving commitments (as applicable) under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement or (ii) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, subject to the consent of the Initial Supporting Noteholders, and the holder of such Allowed DIP Claims will have agreed upon in writing. Upon the indefeasible payment or satisfaction in Cash, and/or in the form of first-lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement, on the Effective Date, all Liens granted to secure the Allowed DIP Claims shall be terminated and of no further force and effect.

4.                                      Payment of Fees and Expenses Under DIP Order.

On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the DIP Order, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of the DIP Agent and otherwise required to be paid under or pursuant to the applicable DIP Order. All payments of fees, expenses, or disbursements pursuant to Section 2.4 of the Plan shall be subject in all respects to the terms of the applicable DIP Order.

5.                                      Treatment of Priority Tax Claims.

On the Effective Date or as soon thereafter as is reasonably practicable (but in no event later than 30 days after the Effective Date), each holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction of such Claim, either (i) Cash in an amount equal to the Allowed amount of such Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code or (ii) or such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, subject to the consent of the Initial Supporting Noteholders, and the holder of such Allowed Administrative Expense claim will have agreed upon in writing; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

B.                                    Classification of Claims and Interests.

1.                                      Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.                                      Formation of Debtor Groups for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any Assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.                                      Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Plan; (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) presumed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified. The classification of Claims and Interests set forth in the Plan shall apply separately to each Debtor.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Presumed to accept)
Class 2	Other Priority Claims	Unimpaired	No (Presumed to accept)
Class 3	RBL Claims	Impaired	Yes
Class 4	1.125L Notes Claims	Unimpaired	No (Presumed to accept)
Class 5	1.25L Notes Claims	Unimpaired	No (Presumed to accept)
Class 6	Secured 1.5L Notes Claims	Impaired	Yes
Class 7	Unsecured Claims	Impaired	Yes
Class 8	Convenience Claims	Impaired	Yes
Class 9	Intercompany Claims	Unimpaired	No (Presumed to accept)
Class 10	Subordinated Claims	Impaired	No (Deemed to reject)
Class 11	Existing Parent Equity Interests	Impaired	Yes
Class 12	Other Equity Interests	Impaired	No (Deemed to reject)
Class 13	Intercompany Interests	Unimpaired	No (Presumed to accept)

4.                                      Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

5.                                      Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing a different Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject the Plan and receiving Plan Distributions.

6.                                      Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes that votes on the Plan shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

7.                                      Voting Classes; Presumed Acceptance by Non-Voting Classes.

With respect to each Debtor, if a Class contained Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

8.                                      Voting; Presumptions; Solicitation.

(a)           Acceptance by Certain Impaired Classes. Only holders of Allowed Claims or Interests in Classes 3, 6, 7, 8 and 11 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan. Holders of Claims or Interests in Classes 3, 6, 7, 8 and 11 shall receive ballots containing detailed voting instructions.

(b)           Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 4, 5, 9, and 13 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c)           Deemed Rejection by Certain Impaired Classes. Holders of Claims and Interests in Classes 10 and 12 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject the Plan.

9.                                      Cramdown.

If any Class is deemed to reject the Plan or is entitled to vote on the Plan and does not vote to accept the Plan, the Debtors may (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

10.                               No Waiver.

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

C.                                    Treatment of Claims and Interests.

1.                                      Class 1: Other Secured Claims.

(a)           Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Noteholders, (i) such holder will receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired.

(b)           Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Secured Claims.

2.                                      Class 2:  Other Priority Claims.

(a)           Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Noteholders, (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

(b)           Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Other Priority Claims.

3.                                      Class 3:  RBL Claims.

(a)           Treatment: Each holder of an Allowed RBL Claim will receive, on a dollar-for-dollar basis, first lien, second-out term loans under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Claim that elects to participate in the first-out revolving portion of the Exit Facility by the Voting Deadline shall receive on a dollar-for-dollar basis first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

(b)           Impairment and Voting: RBL Claims are Impaired. Holders of Allowed RBL Claims are entitled to vote on the Plan.

(c)           Allowance: The RBL Claims shall be deemed Allowed on the Effective Date, consisting of approximately $629.4 million in principal amount, including reimbursement obligations in respect of letters of credit, minus the Allowed DIP Claims and DIP Commitments, plus all other secured obligations, including unpaid interest, fees, and other reasonable and documented expenses arising and payable under the Prepetition RBL Credit Agreement.

4.                                      Class 4:  1.125L Notes Claims.

(a)           Treatment: On the Effective Date, all Allowed 1.125L Notes Claims will be reinstated in the principal amount of $1 billion in accordance with section 1124(2) of the Bankruptcy Code and the 1.125L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.125L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.125L Notes Indenture, a portion of the 1.125L Notes Claims.

(b)           Impairment and Voting: 1.125L Notes Claims are Unimpaired. Holders of Allowed 1.125L Notes Claims are not entitled to vote on the Plan.

5.                                      Class 5:  1.25L Notes Claims.

(a)           Treatment: On the Effective Date, all Allowed 1.25L Notes Claims will be reinstated in the principal amount of $500 million in accordance with section 1124(2) of the Bankruptcy Code and the 1.25L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.25L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.25L Notes Indenture, a portion of the 1.25L Notes Claims.

(b)           Impairment and Voting: 1.25L Notes Claims are Unimpaired. Holders of Allowed 1.25L Notes Claims are not entitled to vote on the Plan.

6.                                      Class 6:  Secured 1.5L Notes Claims.

(a)           Treatment: On the Effective Date, each holder of an Allowed 1.5L Notes Claim will receive on account of the secured portion of such Allowed 1.5L Notes Claim, in full and final satisfaction of the secured portion of such Allowed 1.5L Notes Claim, its Pro Rata share of (i) 99.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Backstop Commitment Premium, the Private Placement (if applicable), the Jeter Shares (if applicable), and the EIP Shares, and (ii) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures.  On the Effective Date, the 1.5L Notes will be cancelled, released and extinguished and will be of no further force or effect except as set forth in the Plan, whether surrendered for cancellation or otherwise.

(b)           Impairment and Voting: Secured 1.5L Notes Claims are Impaired. Holders of Allowed Secured 1.5L Notes Claims are entitled to vote on the Plan.

(c)           Allowance: The Secured 1.5L Notes Claims shall be deemed Allowed on the Effective Date in the aggregate principal amount of $[   ].

7.                                      Class 7:  Unsecured Claims.

(a)           Treatment: On the Effective Date, holders of Allowed Unsecured Notes Claims, 1.5L Notes Deficiency Claims, and General Unsecured Claims will receive, in full and final satisfaction of such Claims, their Pro Rata share of 1.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Backstop Commitment Premium, the Private Placement (if applicable), the Jeter Shares (if applicable), and the EIP Shares (the “Unsecured Shares”).  On the Effective Date, the Unsecured Notes Claims, 1.5L Notes Deficiency Claims and General Unsecured Claims will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.

(b)           Impairment and Voting: Allowed Unsecured Claims are Impaired. Holders of Allowed Unsecured Claims are entitled to vote on the Plan.

8.                                      Class 8:  Convenience Claims.

(a)           Treatment: Except to the extent that a holder of an Allowed Convenience Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Convenience Claim, each holder of an Allowed Convenience Claim will receive, on the later of the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, the lesser of (a) payment in Cash of [10]% of such Allowed Convenience Claim, or (b) its Pro Rata share of the Convenience Claim Distribution Amount. Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

(b)           Impairment and Voting: Allowed Convenience Claims are Impaired. Holders of Allowed Convenience Claims are entitled to vote on the Plan.

9.                                      Class 9:  Intercompany Claims.

(a)           Treatment: On or after the Effective Date, all Intercompany Claims shall be adjusted, reinstated, or discharged in the Company’s discretion, subject to the reasonable consent of the Initial Supporting Noteholders.

(b)           Impairment and Voting: All Allowed Intercompany Claims are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

10.                               Class 10:  Subordinated Claims.

(a)           Treatment: All Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Subordinated Claims will not receive any distribution on account of such Allowed Subordinated Claims.

(b)           Impairment and Voting: Allowed Subordinated Claims are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to Subordinated Claims.

11.                               Class 11:  Existing Parent Equity Interests.

(a)           Treatment: Each holder of Allowed Existing Parent Equity Interests will receive its Pro Rata share of $500,000 in Cash. On the Effective Date, Existing Parent Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.

(b)           Impairment and Voting: Existing Parent Equity Interests are Impaired. Holders of Existing Parent Equity Interests are entitled to vote on the Plan.

12.                               Class 12:  Other Equity Interests.

(a)           Treatment: Other Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.  No holder of Other Equity Interests will receive a distribution.

(b)           Impairment and Voting: Other Equity Interests are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, holders of Other Equity Interests are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to Other Equity Interests.

13.                               Class 13:  Intercompany Interests.

(a)           Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall, subject to the reasonable consent of the Initial Supporting Noteholders, be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) reinstated.

(b)           Impairment and Voting: Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders shall not be solicited with respect to such Allowed Intercompany Interests.

14.                               Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under section 3.6 of the Plan shall receive no Plan Distribution.

D.                                    Article V.  Means for Implementation.

1.                                      Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 363 and 1123(b)(2) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Allowed Claims and Allowed Interests, and is fair, equitable, and reasonable.

2.                                      Continued Corporate Existence; Effectuating Documents; Further Transactions.

(a)           Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Corporate Governance Documents or other applicable corporate governance documents.

(b)           On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and the New Corporate Governance Documents or other applicable corporate governance documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, subject to the consent of the Initial Supporting Noteholders, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter, and such action and documents are deemed to require no further action or approval (other than any requisite filings required under the applicable state, provincial and federal or foreign law).

(c)           On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, subject to the consent of the Initial Supporting Noteholders: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Supplement and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or formation and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, making filings or recordings that may be required by applicable law.

3.                                      Corporate Action.

(a)                                 Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) the assumption of executory contracts and unexpired leases as provided in the Plan, (b) the selection of the managers, directors, or officers for the Reorganized Debtors, (c) the distribution of the New Common Shares, (d) the entry into or execution of the Exit Facility Documents, (e) entry into the Shareholder Agreement by the Reorganized Debtors and the holders of New Common Shares, and (f) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors.

(b)                                 On or (as applicable) before the Effective Date, the appropriate directors, officers, and managers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to, subject to the reasonable consent of the Initial Supporting Noteholders, issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan). The authorizations and approvals contemplated by Section 5.3 of this Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

4.                                      Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from the proceeds of the Rights Offering and the Exit Facility.

5.                                      Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to and allowing holders of Claims to receive a distribution under the Plan, and except as otherwise set forth in the Plan, or in the Plan Supplement, on the Effective Date, all agreements, instruments, notes, certificates, indentures, mortgages, security documents, and other documents evidencing any prepetition Claim or Interest (other than certain Intercompany Interests, the Reinstated Debt, the indentures governing the Reinstated Debt, the security documents governing or evidencing any security interests granted in favor of the holders of the Reinstated Debt or the collateral agents for the Reinstated Debt, the Intercreditor Agreements and the security interests with respect to the Prepetition RBL Facility which secure the Exit Facility that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect. The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan.  For the avoidance of doubt, the Debtors, the Reorganized Debtors, RBL Agent, DIP Agent, 1.5L Notes Trustees, the Unsecured Notes Trustees, and the Disbursing Agent may make post-Effective Date Distributions or take such other action to exercise their rights and discharge their obligations relating to the interests of the holders of such Claims in accordance with the Plan.

6.                                      Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

7.                                      Officers and Boards of Directors.

(a)                                 On the Effective Date, the New Board shall consist of the number of directors as set forth in the Plan Supplement. The Company’s chief executive officer shall serve as a member of the New Board. The remaining members of the New Board shall be appointed by the Initial Supporting Noteholders in consultation with the Company and in accordance with the Plan Support Agreement and the Shareholder Agreement.  The composition of the boards of directors or managers, as applicable, of each Reorganized Debtor shall be identified no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)                                 Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c)                                  Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Reorganized Debtor on the Effective Date, the members of the board of directors or managers, as applicable, of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors or managers, as applicable, of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

8.                                      Employee Incentive Plan.

On the Effective Date, the Employee Incentive Plan and the Emergence Awards (as defined in the EIP Term Sheet annexed as Exhibit A-2 to the Plan Support Agreement) will become effective. All awards issued under the Employee Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Plan.

9.                                      Authorization, Issuance, and Delivery of New Common Shares.

On the Effective Date, Reorganized EP Energy is authorized to issue or cause to be issued and shall issue the New Common Shares for distribution in accordance with the terms of the Plan without the need for any further corporate or shareholder action. All of the New Common Shares, issuable under the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable. Reorganized EP Energy’s New Corporate Governance Documents shall have provided for sufficient shares of authorized New Common Shares to effectuate the issuance of New Common Shares contemplated by the Plan, including the Rights Offering, the Backstop Commitment Agreement, and the Employee Incentive Plan, and Reorganized EP Energy shall issue or reserve for issuance a sufficient number of shares of New Common Shares to effectuate such issuances.

Any New Common Shares issued to a holder of a Claim against any Debtor that is a subsidiary of EP Energy shall be treated as (i) a contribution of cash by Reorganized EP Energy to the applicable Debtor in the amount equal to the fair market value of such New Common Shares, followed by (ii) the issuance of New Common Shares by Reorganized EP Energy to the applicable Debtor in return for such cash, followed by (iii) the transfer of the New Common Shares by the applicable Debtor to the applicable holder of a Claim against such subsidiary Debtor.

10.                               Exit Credit Agreement.

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Credit Agreement without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the holders of Claims or Interests. The Exit Credit Agreement shall constitute legal, valid, binding and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Facilities Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

On the Effective Date, (a) all letters of credit issued under the Prepetition RBL Credit Agreement, shall be deemed issued or reissued, as applicable, under the Exit Credit Agreement in accordance with the terms and conditions of the Exit Credit Agreement, (b) all Liens and security interests granted pursuant to, or in connection with, the Exit Credit Agreement shall (i) be reaffirmed and ratified by the applicable Reorganized Debtors and continue in full force and effect pursuant to the Exit Credit Agreement, and (ii) be deemed granted by the Reorganized Debtors pursuant to the

Exit Credit Agreement, (c) all Liens and security interests granted pursuant to, or in connection with the Exit Credit Agreement, as applicable, (including any Liens and security interests granted on the Assets) shall (i) be valid, binding, perfected, enforceable Liens and security interests in the property described in the Exit Credit Agreement and the other “Loan Documents” (as defined therein), with the priorities established in respect thereof under applicable non-bankruptcy law and the applicable Intercreditor Agreements, and not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the Exit Facilities are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

11.                               Rights Offering.

(a)                                 Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith and, on the Effective Date, the Debtors shall consummate the Rights Offering, in each case subject to the terms and conditions of the Plan Support Agreement, the Backstop Agreement, and any consents or approvals required under each of the foregoing, including the consent of the Initial Supporting Noteholders.  The Rights Offering shall be backstopped in an amount up to $[463] million ($[138] million of which shall be funded through the exchange of $[138] million in aggregate principal amount of Reinstated 1.25L Notes held by the Backstop Parties on the terms set forth in the Backstop Commitment Agreement) by the Backstop Parties in accordance with and subject to the terms and conditions of the Rights Offering Procedures and the Backstop Agreement. The right to participate in the Rights Offering may not be sold, transferred, or assigned, except in the circumstances described in the Backstop Commitment Agreement. The overall percentage of New Common Shares being issued in the Rights Offering, in each case subject to dilution by the Jeter Shares (if applicable) and the EIP Shares, is approximately [76.2%-78.0%], consisting of (i) approximately 55.6% in the case of Rights Offering Shares purchased for cash and (ii) approximately [20.6%-22.4%] in the case of Rights Offering Shares purchased for Reinstated 1.25L Notes.  For the avoidance of doubt, the Company shall pay all accrued but unpaid interest, including any stub interest, in Cash to the holders of the Reinstated 1.25L Notes that are exchanged in connection with the Rights Offering.

(b)                                 Purpose. On the Effective Date, the proceeds of the Rights Offering may be used:  (i) to pay down a portion of the DIP Facility and the Prepetition RBL Facility; (ii) pay all reasonable and documented Restructuring Expenses; (iii) fund Plan Distributions, case administration expenses, and exit costs; and (iv) provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes.

(c)                                  Backstop Commitment. In accordance with the Backstop Commitment Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase for Cash or in exchange for Reinstated 1.25L Notes, on or prior to the Effective Date, its respective Backstop Commitment Percentage (as defined in the Backstop Commitment Agreement) of the New Common Shares.

(d)                                 Backstop Commitment Premium. As consideration for providing the backstop commitment for the Rights Offering, on the Effective Date, the Backstop Commitment Premium shall be allocated among the Backstop Parties in accordance with the Backstop Commitment Agreement.

12.                               Intercompany Interests; Corporate Reorganization.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Intercompany Interests shall be deemed to be in full force and effect.

13.                               Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with the Plan, the Confirmation Order and the Plan Support Agreement, including the reasonable consent of the Initial Supporting Noteholders, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

14.                               Restructuring Expenses.

The outstanding Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or postpetition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Backstop Commitment Agreement, and without the need for any further notice or approval by the Bankruptcy Court or otherwise. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

15.                               Indenture Trustee Expenses.

On the Effective Date, and without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall distribute Cash to the Indenture Trustees in an amount equal to the Indenture Trustee Fees and Expenses without a reduction to recoveries to holders of the Secured Notes; provided that the Indenture Trustees shall provide the Debtors with the invoices (subject to redaction to preserve attorney-client privilege)

for which they seek payment no later than fifteen (15) days prior to the Effective Date. If the Debtors dispute any Indenture Trustee Fees and Expenses, the Debtors shall (i) pay the undisputed portion of the Indenture Trustee Fees and Expenses, (ii) notify the Indenture Trustees with respect to any disputed portion of the Indenture Trustee Fees and Expenses within ten (10) days after presentation of the invoices by the Indenture Trustees, and escrow the amount of any disputed portion of the Indenture Trustee Fees and Expenses pending any resolution. Upon such notification, the applicable Indenture Trustee may submit such dispute for resolution by the Bankruptcy Court. For the avoidance of doubt, nothing in the Plan affects the Indenture Trustees’ rights to exercise their respective Indenture Trustee Charging Liens pursuant to the terms of the applicable Indentures.

To the extent the Indenture Trustees provide services or incur costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order or the Indentures after the Effective Date, such Indenture Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred with such services. The payment of such compensation and expenses will be made promptly or as otherwise agreed to by the applicable Indenture Trustee and the Reorganized Debtors.

16.                               Private Company

The Reorganized Debtors shall take the steps necessary to be a private company that is not listed on a national securities exchange and without Exchange Act reporting obligations upon emergence or as soon as possible thereafter in accordance with the SEC rules; provided, that from and after the Effective Date, Reorganized EP Energy shall be required to provide (vie separate agreement or in its organizational documents) to its shareholders such audited annual and unaudited quarterly financial statements for such periods, with such statements being prepared in accordance with U.S. GAAP on a private company basis (for the avoidance of doubt, no SAS 100 review or compliance with any other requirement of Regulation S-X under the Securities Act is required in connection with the delivery of the required financial statements).

E.                                    Distributions.

1.                                      Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims and Allowed Interests in accordance with the terms of the Plan.

2.                                      No Postpetition Interest on Claims.

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

3.                                      Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, however, that the Reorganized Debtors may, with the consent of the Initial Supporting Noteholders, implement periodic distribution dates to the extent they determine them to be appropriate.

4.                                      Distribution Record Date.

(a)                                 As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease and the Initial Supporting Noteholders, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

(b)                                 Notwithstanding anything in the Plan to the contrary, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), the Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes under the Plan with holders of Claims in each Class to the extent consistent with the customary practices of DTC used in connection with such distributions. All New Common Shares to be distributed under the Plan shall be issued in the names of such holders or their nominees in accordance with DTC’s book- entry exchange procedures or on the books and records of a transfer agent; provided, that such New Common Shares will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system and the Reorganized Debtors, in their sole discretion, deems such method of distribution advisable.

5.                                      Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.                                      Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in section 6.17 of the Plan.

7.                                      Delivery of Distributions.

Subject to section 6.4(b) of the Plan, the Disbursing Agent shall issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, shall make all distributions to any holder of an Allowed Claim as and when required by the Plan at:  (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

Distributions of the New Common Shares will be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that the New Common Shares are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtors will take such reasonable actions as may be required to cause distributions of the New Common Shares under the Plan.  No distributions will be made other than through DTC if the New Common Shares are permitted to be held through DTC’s book entry system.  Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date will be forfeited. For the avoidance of doubt, DTC shall be considered a single holder for purposes of distributions.

8.                                      Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Person (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

9.                                      Satisfaction of Claims.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

10.                               Manner of Payment under Plan.

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.                               Fractional Shares and De Minimis Cash Distributions.

No fractional New Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New Common Shares that is not a whole number, the New Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed on account of Allowed Secured 1.5L Notes Claims, Allowed Unsecured Claims, the Rights Offering, the Backstop Commitment Premium, the Private Placement (if applicable), Jeter Shares (if applicable), and EIP Shares shall be adjusted as necessary to account for the rounding provided for in the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share or $100.00 in Cash. Fractional New Common Shares that are not distributed in accordance with Section 6.11 of the Plan shall be returned to, and ownership thereof shall vest in, Reorganized EP Energy.

12.                               No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim (plus any postpetition interest on such Claim solely to the extent permitted by Section 6.2 of the Plan).

13.                               Allocation of Distributions between Principal and Interest.

Except as otherwise required by law, consideration received in respect of an Allowed 1.5L Notes Claim or Allowed Unsecured Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

14.                               Exemption from Securities Laws.

(a)                                 The issuance of and the distribution under the Plan of the New Common Shares pursuant to Sections 4.6(a) and 4.7(a) of the Plan shall be exempt, without further act or actions by any Entity, from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)                                 The offer, issuance, and distribution of each of the Subscription Rights and the New Common Shares issuable upon the exercise thereof and the New Common Shares to Eligible Offerees pursuant to the Rights Offering, and to the Backstop Parties under the Backstop Commitment Agreement (including the New Equity Interests comprising the Backstop

Commitment Premium), are being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

15.                               Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim, other than the 1.5L Notes Claims, and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s), with the consent of the Initial Supporting Noteholders, and holder of the Allowed Claim or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

16.                               Rights and Powers of Disbursing Agent.

(a)                                 Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)                                 Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

17.                               Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and any other distributing party shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Plan Distributions shall be subject to any such withholding or reporting requirements. In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may request a holder of an Allowed Claim or Interest to complete and return a Form W-8 or W-9, as applicable to each such holder, and any other applicable forms. If such form is requested and not submitted to the distributing party within 10 days of the request, the distributing party may, in its discretion, either (a) withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax, or (b) require the intended recipient of such distribution to provide the withholding agent with an amount of Cash sufficient to satisfy such withholding tax as a condition to receiving such distribution. If such form is requested and submitted to the distributing party within 10 days of the request, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax; provided that, the distributing party shall first notify the intended recipient of such contemplated sale and offer the intended recipient a reasonable opportunity to provide sufficient Cash to satisfy such withholding tax in lieu of such sale. The distributing party shall have the right, but not the obligation, not to make a Plan Distribution until its withholding obligation is satisfied pursuant to the preceding sentences. If an intended recipient of a non-Cash Plan Distribution has agreed to provide the withholding agent with the Cash necessary to satisfy the withholding tax pursuant to Section 6.17 of the Plan and such person fails to comply before the date that is 180 days after the request is made, the amount of such Plan Distribution that was not distributed shall irrevocably revert to the applicable Reorganized Debtor and such Claim in respect of such Plan Distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The distributing party may require a holder of an Allowed Claim or Interest to complete and return a Form W-8 or W-9, as applicable to each such holder, and any other applicable forms.

Notwithstanding the above, each holder of an Allowed Claim or Interest that is to receive a Plan Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

F.                                     Procedures for Disputed Claims.

1.                                      Allowance of Claims.

Except as expressly provided in the Plan, the Claims Resolution Procedures, or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim. On and after the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date.

2.                                      Claims Objections.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the authority (i) to file, withdraw, or litigate to judgment objections to Claims; (ii) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Debtors’ claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, in accordance with the Claims Resolution Procedures, in each case subject to the reasonable consent of the Initial Supporting Noteholders.

3.                                      Estimation of Claims.

Before or after the Effective Date, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection, in each case subject to the reasonable consent of the Initial Supporting Noteholders. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation of the amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated.

4.                                      Adjustment to Claims Register Without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the claims register by the Debtors or Reorganized Debtors upon stipulation between the parties in interest without a Claims objection having to be filed and without any further notice or action, order, or approval of the Bankruptcy Court.

5.                                      Time to File Objections to Claims.

Any objections to a Claim shall be filed on or before the date that is the later of (i) 180 days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors, as such deadline may be extended from time to time.

6.                                      Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

7.                                      Amendments to Claims.

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court, and the Reorganized Debtors.

8.                                      No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

9.                                      Disputed Claims Reserve.

(a)                                 There shall be withheld from the New Common Shares (which withheld New Common Shares shall not be issued by Reorganized EP Energy until such time as the respective Disputed Claims are resolved) to be distributed to holders of Allowed Unsecured Claims an amount of New Common Shares that would be distributable to Disputed Unsecured Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Debtors intend to seek a determination, subject to the reasonable consent of the Initial Supporting Noteholders, by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed Unsecured Claims for purposes of determining the amount of New Common Shares attributable to such Disputed Claims. To the extent any dividends would have been payable on any withheld New Common Shares had such New Common Shares been issued and distributed on the Effective Date, an amount equal to such dividends shall be held by Reorganized EP Energy for the benefit of (i) holders of Disputed Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed and (ii) holders of Allowed Unsecured Claims (including holders of Disputed Unsecured Claims that are subsequently Allowed).

(b)                                 To the extent applicable, there shall also be withheld Cash from the Convenience Claim Distribution Amount in an amount that would be distributable to any Disputed Convenience Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve).

(c)                                  Subject to definitive guidance from the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall treat any cash and other property (other than the New Common Stock) held in the Disputed Claims Reserve as held by a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. For the avoidance of doubt, New Common Stock which is not issued and outstanding until Disputed Claims are resolved and such New Common Stock can be immediately issued and distributed to the applicable claimant, shall not be treated as held by a disputed ownership fund for U.S. federal income tax purposes. All parties (including, without limitation, the Debtors, the Reorganized Debtors, the Disbursing Agent and the holders of Disputed Claims) will be required to report for tax purposes consistently with the foregoing.

(d)                                 The Disbursing Agent shall hold in the Disputed Claims Reserve all payments and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of (i) holders of Disputed Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed, (ii) holders of Disputed Convenience Claims against any of the Debtors whose Claims are subsequently Allowed, as applicable, and (iii) other parties entitled thereto hereunder. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes.

(e)                                  To the extent that a Disputed Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of the New Common Shares, which Reorganized EP Energy shall issue to the Disbursing Agent (together with any amounts held on account of dividends on such withheld New Common Shares) out of the Disputed Claims Reserve, to which such holder is entitled hereunder. To the extent that a Disputed Convenience Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the Disputed Claims Reserve. No interest shall be paid with respect to any Disputed Convenience Claim or any Disputed Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(f)                                   In the event the remaining withheld New Common Shares attributable to Disputed Unsecured Claims are insufficient to satisfy all the Disputed Unsecured Claims that have become Allowed, such Disputed Unsecured Claims shall be satisfied Pro Rata from such remaining New Common Shares. After all New Common Shares have been distributed, no further distributions shall be made in respect of Disputed Unsecured Claims. At such time as all Disputed Unsecured Claims have been resolved, any remaining withheld New Common Shares issued in the Disputed Claims Reserve shall be released from the Disputed Claims Reserve for distribution in accordance with Section 4.7 of the Plan.

(g)                                  In the event the remaining withheld Cash from the Convenience Claim Distribution Amount is insufficient to satisfy all the Disputed Convenience Claims that have become Allowed, such Disputed Convenience Claims shall be satisfied Pro Rata from such remaining Cash. After all Cash has been distributed, no further distributions shall be made in respect of Disputed Convenience Claims. At such time as all Disputed Claims have been resolved, any remaining withheld Cash from the Convenience Claim Amount issued in the Disputed Claims Reserve shall be revert to the Reorganized Debtors.

10.                               Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

11.                               Claims Resolution Procedures Cumulative.

All of the Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by the Claims Resolution Procedures.

G.                                   Executory Contracts and Unexpired Leases.

1.                                      General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed, assumed and assigned, or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, which shall be acceptable to the Initial Supporting Noteholders. The assumption of executory contracts and unexpired leases hereunder may include, subject to the consent of the Initial Supporting Noteholders, the assignment of certain such contracts. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

To the maximum extent permitted by law, to the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such executory contract or unexpired lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto.

The Debtors reserve the right, on or before 5:00 p.m. (prevailing Central Time) on the Business Day immediately before the Confirmation Hearing, or such earlier time as may be agreed in writing between the Debtors and the applicable counterparty, to amend the Schedule of Rejected Contracts, subject to the consent of the Initial Supporting Noteholders, to add or remove any executory contract or unexpired lease; provided that if the Confirmation Hearing is adjourned or continued, such amendment right shall be extended to 5:00 p.m. (prevailing Central Time) on the Business Day immediately before the rescheduled or continued Confirmation Hearing, and this proviso shall apply in the case of any and all subsequent adjournments and continuances of the Confirmation Hearing; provided, further that the Debtors may amend the Schedule of Rejected Contracts to add or delete any executory contracts or unexpired leases after such date to the extent agreed with the relevant counterparties and subject to the consent of the Initial Supporting Noteholders.

2.                                      Determination of Cure Amounts and Deemed Consent.

(a)                                 The Debtors shall file, as part of the Plan Supplement, the Schedule of Rejected Contracts, which shall be acceptable to the Initial Supporting Noteholders.

(b)                                 The Debtors shall serve a Cure Notice, which shall be reasonably acceptable to the Initial Supporting Noteholders, on parties to executory contracts and unexpired leases no later than thirty (30) days prior to the Confirmation Hearing in accordance with the order approving the Disclosure Statement. If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors, as applicable, intend to assume or assume and assign does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

(c)                                  Any counterparty to an executory contract or unexpired lease shall have the time prescribed by the order approving the Disclosure Statement to object to the proposed assumption, assumption and assignment, or related Cure Amount listed on the Cure Notice.

(d)                                 The Bankruptcy Court will determine any Assumption Dispute by entry of an order; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any Assumption Dispute with the reasonable consent of the Initial Supporting Noteholders, and without any further notice to any other party or any action, order, or approval of the Bankruptcy Court; provided, further, that where an Assumption Dispute relates solely to the applicable Cure Amount, the Debtors may with the reasonable consent of the Initial Supporting Noteholders assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of such Assumption Dispute. If there is an Assumption Dispute, the Debtors reserve the right to reject or nullify the assumption or assignment of the applicable executory contract or unexpired lease no later than thirty (30) days after an order of the Bankruptcy Court resolving such Assumption Dispute becomes a Final Order.

3.                                      Payments Related to Assumption of Contracts and Leases.

(a)                                 Any Cure Amounts shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the Cure Amount as reflected in the applicable Cure Notice, in Cash on the Effective Date, subject to the limitations described in Section 8.2 of the Plan, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree. If no Cure Amount is reflected in the applicable Cure Notice, no Cure Amount shall be deemed to be owing, unless otherwise ordered by the Bankruptcy Court.

(b)                                 Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

4.                                      Rejection Damages Claims.

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtors must file and serve a proof of Claim on the applicable Debtor that is party to the contract or lease to be rejected no later than thirty (30) days after the later of (a) the Confirmation Date or (b) the effective date of rejection of such executory contract or unexpired lease.

5.                                      Survival of the Debtors’ Indemnification Obligations.

Notwithstanding anything in the Plan (including Section 10.3 of the Plan), any Indemnification Obligation to indemnify current and former officers, directors, members, managers, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall (i) remain in full force and effect, (ii) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (iii) not be limited, reduced or terminated after the Effective Date, and (iv) survive unimpaired and unaffected irrespective of whether such Indemnification Obligation is owed for an act or event occurring before, on or after the Petition Date, provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Debtors for any claims or Causes of Action that are not indemnified by such Indemnification Obligation. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

6.                                      Compensation and Benefit Plans.

All employment and severance agreements and policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, consultants, contractors, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code and, in the case of certain employment agreements, effective as of the Effective Date, in accordance with Employment Agreement Term Sheet annexed as Exhibit A-3 to the Plan Support Agreement.

7.                                      Insurance Policies.

(a)                                 All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors. Coverage for defense and indemnity under the D&O Policy shall remain available to all individuals within the definition of “Insured” in any D&O Policy.

(b)                                 In addition, after the Effective Date, all officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

(c)                                  In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date, and any current and former directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such D&O Policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date to the extent set forth in such policies.

8.                                      Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instruments, or other document is listed in any notices of assumed contracts.

9.                                      Reservation of Rights.

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall, subject to the consent of the Initial Supporting Noteholders, have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.                                   Conditions Precedent to Occurrence of Effective Date.

1.                                      Conditions Precedent to Confirmation.

The confirmation of the Plan shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.3 of the Plan:

(a)                                 The Plan and the Plan Supplement are consistent with the Plan Support Agreement.

(b)                                 the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Initial Supporting Noteholders; and

(c)                                  the Plan Support Agreement shall be in full force and effect and shall not have been terminated.

2.                                      Conditions Precedent to Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.3 of the Plan:

(a)                                 the Plan Support Agreement shall be in full force and effect and shall not have been terminated;

(b)                                 the Backstop Commitment Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(c)                                  the Bankruptcy Court shall have entered the Backstop Order, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

(d)                                 the Bankruptcy Court shall have entered the order approving the Disclosure Statement, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated or reconsidered;

(e)                                  the Rights Offering and, if applicable, the Private Placement, shall have been conducted, in all material respects, in accordance with the Backstop Order, the Rights Offering Procedures, the Backstop Commitment Agreement, and any other relevant transaction documents;

(f)                                   the Definitive Documents (as defined in the Plan Support Agreement) will contain terms and conditions consistent in all material respects with the Plan Support Agreement (including all exhibits thereto) and shall otherwise be satisfactory or reasonably satisfactory, as applicable, in form and substance to the Initial Supporting Noteholders;

(g)                                  the final version of the Plan, Plan Supplement, and all of the schedules, documents and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan shall be consistent with the Plan Support Agreement, and in form and substance acceptable to the Initial Supporting Noteholders;

(h)                                 the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated or reconsidered;

(i)                                     the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

(j)                                    the Restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Plan Support Agreement;

(k)                                 the Reinstated Debt shall have been reinstated, in accordance with Sections 4.4 and 4.5 of the Plan;

(l)                                     all conditions precedent to the effectiveness of the Exit Facility shall have been satisfied or waived, and the Exit Facility, including all documentation related thereto, shall be in form and substance satisfactory to the Initial Supporting Noteholders and the Company;

(m)                             the New Corporate Governance Documents shall be in full force and effect and in form and substance satisfactory to the Initial Supporting Noteholders;

(n)                                 the Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Supporting Noteholders and the other parties thereto, and shall be in full force and effect;

(o)                                 the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including Bankruptcy Court approval, and each of the other transactions contemplated by the Restructuring, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods shall have expired;

(p)                                 all waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by the Backstop Commitment Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by the Backstop Commitment Agreement shall have been obtained; and

(q)                                 all Restructuring Expenses to the extent invoiced at least three (3) Business Days before the Effective Date shall have been paid in full by the Debtors in accordance with the Backstop Commitment Agreement.

3.                                      Waiver of Conditions Precedent.

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors and the Initial Supporting Noteholders without leave of or order of the Bankruptcy Court. If any such condition precedent is waived pursuant to Section 9.3 of the Plan and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court. If the Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action.  For the avoidance of doubt, the rendering of the Reinstated 1.25L Notes as unimpaired pursuant to Section 1124(2) of the Bankruptcy Code shall be deemed to occur immediately prior to the consummation of the Rights Offering.

(c)                                  The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.                                      Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the termination of the Plan Support Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Supporting Noteholders, or any other Person.

I.                                        Effect of Confirmation.

1.                                      Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under the Plan and whether such holder has accepted the Plan.

2.                                      Vesting of Assets.

Except as otherwise provided in the Plan, the Confirmation Order or any Plan Supplement, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with the Plan shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.                                      Discharge of Claims Against and Interests in Debtors.

Upon the Effective Date, except as otherwise expressly provided in the Plan or in the Confirmation Order, the distributions, rights and treatment to be made under the Plan, shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their Assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such

Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest, and any affiliate of such holder, shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor

4.                                      Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in the Plan or a Final Order of the Bankruptcy Court, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. The Final Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Stock of Debtors [Docket No. 313] shall remain in full force and effect following the Effective Date with respect to the Existing Parent Equity Interests and Other Equity Interests.

5.                                      Injunction against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

6.                                      Plan Injunction.

(a)                                 Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests, and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained in the Plan shall preclude such Persons who have held, hold, or may hold Claims against, or Interests in, a Debtor, a Reorganized Debtor, or an Estate from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

(b)                                 By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 10.6 of the Plan.

7.                                      Releases.

(a)                                 RELEASES BY THE DEBTORS. AS OF THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS AND REMEDIES THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE OBLIGATIONS CONTEMPLATED BY THE DEFINITIVE DOCUMENTS AND THE DOCUMENTS IN THE PLAN SUPPLEMENT, ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES WILL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED, BY THE DEBTORS, THE REORGANIZED DEBTORS, AND THE ESTATES, IN EACH CASE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES AND ANY AND ALL OTHER PERSONS THAT MAY PURPORT TO ASSERT ANY CAUSE OF ACTION DERIVATIVELY, BY OR THROUGH THE FOREGOING PERSONS, FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, AND CAUSES OF ACTION, LOSSES, REMEDIES, OR LIABILITIES WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE ESTATES), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN

OR UNFORESEEN, ACCRUED OR UNACCRUED, EXISTING OR HEREINAFTER ARISING, WHETHER IN LAW OR EQUITY, WHETHER SOUNDING IN TORT OR CONTRACT, WHETHER ARISING UNDER FEDERAL OR STATE STATUTORY OR COMMON LAW, OR ANY OTHER APPLICABLE INTERNATIONAL, FOREIGN, OR DOMESTIC LAW, RULE, STATUTE, REGULATION, TREATY, RIGHT, DUTY, REQUIREMENTS OR OTHERWISE THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE RESTRUCTURING, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, PREPARATION, OR CONSUMMATION OF THE PLAN, THE PSA, THE DEFINITIVE DOCUMENTS AND THE DOCUMENTS IN THE PLAN SUPPLEMENT OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS RELATING THERETO, OR THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, IN ALL CASES BASED UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE.

ENTRY OF THE CONFIRMATION ORDER BY THE BANKRUPTCY COURT SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE RELEASES IN SECTION 10.7(a) OF THE PLAN (the “DEBTOR RELEASES”), WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS UNDER THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES, (II) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE RELEASED CLAIMS RELEASED BY THE DEBTORS, THE REORGANIZED DEBTORS AND THE ESTATES, (III) IN THE BEST INTERESTS OF THE DEBTORS, THE ESTATES AND ALL HOLDERS OF CLAIMS AND INTERESTS, (IV) FAIR, EQUITABLE AND REASONABLE, (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING, AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

(b)                                 RELEASES BY HOLDERS OF CLAIMS AND INTERESTS. AS OF THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS AND REMEDIES THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE OBLIGATIONS CONTEMPLATED BY THE DEFINITIVE DOCUMENTS, AND THE DOCUMENTS IN THE PLAN SUPPLEMENT OR AS

OTHERWISE PROVIDED IN ANY ORDER OF THE BANKRUPTCY COURT, ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES WILL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE RELEASING PARTIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, CONTRACT, TORT, OR OTHERWISE BY STATUTE, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, THAT SUCH HOLDERS OR THEIR ESTATES, AFFILIATES, HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, ASSIGNS, MANAGERS, ACCOUNTANTS, ATTORNEYS, REPRESENTATIVES, CONSULTANTS, AGENTS, AND ANY OTHER PERSONS CLAIMING UNDER OR THROUGH THEM WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES, THE CHAPTER 11 CASES, THE RESTRUCTURING, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS OR INTERACTIONS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING, THE RESTRUCTURING OF ANY CLAIMS OR INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, PREPARATION, OR CONSUMMATION OF THE PLAN, THE PSA, THE DEFINITIVE DOCUMENTS AND THE DOCUMENTS IN THE PLAN SUPPLEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, RELATING THERETO, OR THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, IN ALL CASES BASED UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCES TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE.

ENTRY OF THE CONFIRMATION ORDER BY THE BANKRUPTCY COURT SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE RELEASES IN SECTION 10.7(B) OF THE PLAN (THE “THIRD-PARTY RELEASE”), WHICH INCLUDES, BY REFERENCE, EACH OF THE RELATED PROVISIONS AND DEFINITIONS UNDER THE PLAN, AND, FURTHERMORE, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS (I) CONSENSUAL, (II) ESSENTIAL TO THE CONFIRMATION OF THE PLAN, (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES, (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD-PARTY RELEASE, (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES, (VI) FAIR, EQUITABLE AND REASONABLE, (VII) GIVEN AND MADE AFTER

DUE NOTICE AND OPPORTUNITY FOR HEARING, AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

(c)                                  Release of Liens. Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document contemplated under or executed in connection with the Plan, including the Reinstated Debt and the Exit Facility Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors.

8.                                      Exculpation.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO EXCULPATED PARTY WILL HAVE OR INCUR, AND EACH EXCULPATED PARTY WILL BE RELEASED AND EXCULPATED FROM, ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH OR ARISING OUT OF THE ADMINISTRATION OF THE CHAPTER 11 CASES; THE NEGOTIATION AND PURSUIT OF THE DIP FACILITY, EXIT FACILITY, THE RIGHTS OFFERING, THE PRIVATE PLACEMENT, THE EMPLOYEE INCENTIVE PLAN, THE DISCLOSURE STATEMENT, THE PSA, THE RESTRUCTURING, AND THE PLAN (INCLUDING THE DEFINITIVE DOCUMENTS AND THE DOCUMENTS IN THE PLAN SUPPLEMENT), OR THE SOLICITATION OF VOTES FOR, OR CONFIRMATION OF, THE PLAN; THE FUNDING OF THE PLAN; THE OCCURRENCE OF THE EFFECTIVE DATE; THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN; THE ISSUANCE OF SECURITIES UNDER OR IN CONNECTION WITH THE PLAN; THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS; OR THE TRANSACTIONS IN FURTHERANCE OF ANY OF THE FOREGOING; OTHER THAN CLAIMS OR CAUSES OF ACTION ARISING OUT OF OR RELATED TO ANY ACT OR OMISSION OF AN EXCULPATED PARTY THAT CONSTITUTES INTENTIONAL FRAUD OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL ORDER, BUT IN ALL RESPECTS SUCH PERSONS WILL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN. THE EXCULPATED PARTIES HAVE ACTED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION AND DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS WILL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN, INCLUDING THE ISSUANCE OF SECURITIES

THEREUNDER. THE EXCULPATION WILL BE IN ADDITION TO, AND NOT IN LIMITATION OF, ALL OTHER RELEASES, INDEMNITIES, EXCULPATIONS, AND ANY OTHER APPLICABLE LAW OR RULES PROTECTING SUCH EXCULPATED PARTIES FROM LIABILITY.

9.                                      Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan or the Confirmation Order.

10.                               Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.                               Retention of Causes of Action and Reservation of Rights.

Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7, 10.8 and 10.9, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.                               Ipso Facto and Similar Provisions Ineffective.

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation; or (d) the Restructuring.

13.                               Indemnification and Reimbursement Obligations.

For purposes of the Plan, (a) Indemnification Obligations to current and former directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity prior to, on or subsequent to the Petition Date shall be assumed by the Reorganized Debtors and (b) Indemnification Obligations of the Debtors arising from services as current and former directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity during the period from and after the Petition Date shall be Administrative Expense Claims. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any current and former directors’, officers’, members’, managers’, agents’ or employees’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all current and former directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date to the extent set forth in such policies.

J.                                      Retention of Jurisdiction.

1.                                      Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)                                  to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                                 to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e)                                  to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                                   to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                                  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or other Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                                 to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     to hear and determine all Fee Claims;

(j)                                    to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)                                 to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                                     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, following the occurrence of the Effective Date;

(m)                             to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                                 to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)                                 to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                                 to resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)                                 to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

(r)                                    to recover all Assets of the Debtors and property of the Estates, wherever located;

(s)                                   to hear and determine matters related to the DIP Facilities and the Final DIP Order; and

(t)                                    to enter a final decree closing each of the Chapter 11 Cases.

K.                                   Miscellaneous Provisions.

1.                                      Exemption from Certain Transfer Taxes.

Pursuant to and to the fullest extent permitted by section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, (c) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, (d) any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, (e) the grant of collateral under the Exit Credit Agreement and (f) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

2.                                      Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

3.                                      Dates of Actions to Implement Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day but shall be deemed to have been completed as of the required date.

4.                                      Amendments.

(a)                                 Plan Modifications. Subject to the terms and conditions of the Plan Support Agreement, the Backstop Agreement, and any consents or approvals required under each of the foregoing, including the consent of the Initial Supporting Noteholders, the Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors, with the consent of the Initial Supporting Noteholders, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan and the Plan Support Agreement through the Effective Date.

(b)                                 Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court with the consent of the Initial Supporting Noteholders.

(c)                                  Notwithstanding anything to the contrary in the Plan, any amendments or modifications to Section 9.2 of the Plan shall require the consent of the Initial Supporting Noteholders.

5.                                      Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Person; (ii) prejudice in any manner the rights of such Debtor or any other Person; or (iii) constitute an admission of any sort by any Debtor or any other Person.

6.                                      Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to the consent of the Initial Supporting Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with Section 12.6 of the Plan, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be) and (iii) nonseverable and mutually dependent.

VII.
TRANSFER RESTRICTIONS AND
CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

A.                                    1145 Securities

The issuance of and the distribution under the Plan of the New Common Shares pursuant to Sections 4.6(a) and 4.7(a) of the Plan (the “1145 Securities”) will be exempt from registration under section 5 of the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash.  Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right.  In reliance upon this exemption, the 1145 Securities will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

B.                                    Private Placement

The issuance and sale of the New Common Shares pursuant to the Rights Offering and to the Backstop Parties under the Backstop Commitment Agreement (including the New Common Shares comprising the Backstop Commitment Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D thereunder (the “4(a)(2) Securities”).  Such securities will be considered “restricted securities”, will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer.  Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144.  First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.  Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, nonaffiliated holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.  It is currently contemplated that Reorganized EP Energy will not be subject to the reporting requirements of Section 13 or 15(b) of the Exchange Act; however, there may be a period after emergence from chapter 11 during which Reorganized EP Energy is subject to the reporting requirements of Section 13 or 15(b).  During any such period, the holding periods described above decrease from one-year to six months.

* * * * *

Legends.  To the extent certificated or issued by way of direct registration on the records of the issuer’s transfer agent, certificates evidencing the New Common Shares held by holders of 10% or more of the outstanding New Common Shares, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, and all 4(a)(2) Securities will bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities.  The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.  All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

In any case, recipients of securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE

PLAN.  THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

VIII.
CERTAIN TAX CONSEQUENCES OF PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain holders of Claims and Existing Parent Equity Interests.  The following summary does not address the U.S. federal income tax consequences to holders of Claims who are paid in full in cash, unimpaired or deemed to reject the Plan, or to holders of Claims acting in their capacity as Backstop Parties under the Backstop Commitment Agreement.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court.  No assurance can be given that the IRS will not assert, or that a court will not sustain, a different position than any position discussed herein.

This summary does not address non-U.S., state, or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., controlled foreign corporations, passive foreign investment companies, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt entities or organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction or who may hold both Claims and Existing Parent Equity Interests, and persons who use the accrual method of accounting and report income on an “applicable financial statement”).  Except as otherwise indicated with respect to holders of Claims receiving New Common Shares pursuant to the Plan and to holders of Existing Parent Equity Interests, this summary does not address the U.S. federal income tax consequences of the transactions to non-U.S. taxpayers.  In addition, this discussion does not address U.S. federal taxes other than income taxes.

The following discussion assumes that all Claims and Interests are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code (unless otherwise indicated), and that the various debt and other arrangements to which the Debtors are parties are respected for U.S. federal income tax purposes in accordance with their form.

The Debtors currently contemplate, and the following discussion also assumes, that (i) Reorganized EP Energy will be the existing EP Energy corporate entity, it will not be a reincorporated entity or another new entity, and it will not be a member of a consolidated tax group of which it is not the common parent, and (ii) each of the Reorganized Debtors that are currently treated as entities disregarded as separate from EP Energy for U.S. federal income tax purposes will continue to be disregarded as separate from EP Energy following the Effective Date (the “Current Structure”).  However, under the Plan, the definition of “Reorganized EP Energy” allows for alternative structures, including the possibility that Reorganized EP Energy could be a different entity that acquires the assets or equity of the existing EP Energy.  Any deviations from the Current Structure could materially change the U.S. federal income tax consequences of the Plan to the Debtors, holders of Claims and holders of Interests described herein.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  All holders of Claims and Interests are urged to consult their own tax advisors for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.                                    Consequences to the Debtors

For U.S. federal income tax purposes, EP Energy is the common parent of an affiliated group of companies that files a single consolidated U.S. federal income tax return (the “Tax Group”), of which the other Debtors are members or are disregarded entities, directly or indirectly, wholly-owned by a member of the Tax Group.  The Debtors estimate that, as of the Petition Date, the Tax Group had in excess of $3.3 billion of NOLs, disallowed interest expense carryforwards in excess of $393 million, and certain other Tax Attributes (including an aggregate tax basis in assets substantially in excess of their estimated fair market value).

The amount of any such NOLs and other Tax Attributes remain subject to audit and adjustment by the IRS.  In addition, equity trading activity and certain other actions prior to the Effective Date could result in an ownership change of the Tax Group independent of the Plan, which could adversely affect the ability to utilize the Tax Group’s Tax Attributes.  In an attempt to minimize the likelihood of such an ownership change occurring, the Debtors obtained a final order from the Bankruptcy Court authorizing certain protective equity trading effective as of the Petition Date [Docket No. 313].

As discussed below, in connection with the implementation of the Plan, the Debtors expect that the amount of the Tax Group’s NOL carryforwards, and possibly certain other Tax Attributes, will be reduced.  In addition, the subsequent utilization of any remaining NOLs and other Tax Attributes following the Effective Date may be severely restricted.

1.                                      Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its Tax Attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  Although not free from doubt, it is expected that carryover of disallowed interest expense would not be a tax attribute subject to such reduction.  The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor.  Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes.  If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other Tax Attributes.  Any reduction in Tax Attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

In connection with the implementation of the Plan, the Debtors expect to incur a substantial amount of COD for U.S. federal income tax purposes. The amount of COD and resulting attribute reduction is primarily dependent on the fair market value of the New Common Shares.  Based on the Stated Equity Value (see Section XI.C.4 — Valuation), the Debtors expect the Tax Group’s NOL carryforwards to be substantially reduced but not entirely eliminated, with no reduction in other Tax Attributes.

2.                                      Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any NOL carryforwards, disallowed interest expense carryforwards and certain other Tax Attributes (“Pre-Change Losses”) may be subject to limitation under section 382 of the Tax Code.  Any such limitation applies in addition to, and not in lieu of, the reduction of Tax Attributes that results from COD arising in connection with the Plan.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally are subject to an annual limitation.  The Debtors anticipate that the issuance of the New Common Shares pursuant to the Plan will result in an ownership change of the Tax Group.

(a)                                 Annual Limitation

In the event of an ownership change, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is generally equal to the product of (A) the fair market value of the stock of the corporation (or common parent of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 1.68% for ownership changes occurring in November 2019).  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.  Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

In addition, if a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), any built-in gains recognized (or, according to a currently effective IRS notice treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance.  Alternatively, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10,000,000.00 or (2) fifteen percent of the fair market value of its assets (with certain adjustments) before the ownership change.

Whether the Debtors will have net unrealized built-in gain or loss as of the Effective Date is currently uncertain, and may be affected by the finalization of newly proposed Treasury Regulations.  On September 9, 2019, the IRS issued proposed regulations that would modify the calculation and treatment of net unrealized built-in gains and losses.  The regulations are proposed to be effective prospectively from the date final regulations are published in the Federal Register.  Depending on the terms of the final regulations, and whether such regulations are issued on or before the date the Plan becomes effective, any deductions or losses relating to the portion of the Tax Group’s aggregate tax basis in excess of fair market value as of the Effective Date could be severely restricted.  Accordingly, final regulations, if issued and applicable, could have a material adverse impact on the Tax Group’s ability to utilize such excess tax basis to offset future taxable income.

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor corporation receive, in respect of their claims, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  The Debtors do not anticipate that such exception will apply in the present case, and the Plan is not premised on the application of such exception.

B.                                    Consequences to Holders of Certain Claims

This summary discusses the U.S. federal income tax consequences to (i) U.S. Holders of Allowed RBL Claims, 1.5L Notes Claims and Unsecured Claims and (ii) Non-U.S. Holders(17) of Allowed 1.5L Notes Claims and Unsecured Claims receiving New Common Shares.  As used herein, the term “U.S. Holder” means a beneficial owner of Claims or Existing Parent Equity Interests that is for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds such Claims or Existing Parent Equity Interests, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any such Claims or Existing Parent Equity Interests, you should consult your own tax advisor.

As indicated above, the discussion herein is based on the Current Structure and any deviation therefrom could materially change the U.S. federal income tax consequences described herein.

1.                                      Treatment of U.S. Holders of RBL Claims

On the Effective Date, each holder of an Allowed RBL Claim will receive, on a dollar-for-dollar basis, first lien, second-out term loans under the Exit Credit Agreement; provided that each holder of an Allowed RBL Claim that elects to participate in the Exit Facility by the Voting Deadline will receive, on a dollar-for-dollar basis, first lien, first-out (with the holders of Allowed DIP Claims) revolving loans under the Exit Credit Agreement (such term loan and revolving loan, the “New Loan Obligations”).

(a)                                 Gain or Loss on the Exchange of RBL Claims

For U.S. federal income tax purposes, the purported exchange of a new debt instrument for an existing debt instrument will be respected as an exchange, as a result of which (among other things)

(17)  A “Non-U.S. Holder” means a beneficial owner of Claims or Existing Parent Equity Interests that is neither a U.S. Holder nor a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes.

gain or loss is realized, if the terms of the new debt instrument compared to existing debt instrument constitute a “significant modification.”  The applicable Treasury Regulations concerning modification of debt instruments generally provide that an exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes which are tested separately), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant.  The Debtors believe that the exchange of Allowed RBL Claims for New Loan Obligations is likely to be treated as a “significant modification” of the Allowed RBL Claims, and the remainder of this discussion so assumes.

Accordingly, the Debtors believe that the receipt of the New Loan Obligations in exchange for Allowed RBL Claims will be a fully taxable transaction to holders.  In general, a U.S. Holder of Allowed RBL Claims should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the “issue price” (as defined below) of the New Loan Obligations received in satisfaction of its Claims (other than any consideration received in respect of any Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in its Claims (other than any tax basis attributable to accrued but unpaid interest).  See Section B.5 below — Character of Gain or Loss.  A U.S. Holder of Allowed RBL Claims will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See Section B.4 below — Distributions in Discharge of Accrued Interest or OID.

The “issue price” of any of the New Loan Obligations depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, the New Loan Obligations or the Allowed RBL Claims are considered traded on an “established market.”  Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market.  It is sufficient if there is a readily available sales price for an executed purchase or sale of the New Loan Obligations or Allowed RBL Claims, or if there is one or more “firm quotes” or “indicative quotes” with respect to the New Loan Obligations or Allowed RBL Claims, in each case as such terms are defined in applicable Treasury Regulations.  If any of the New Loan Obligations received are considered traded on an established market, the issue price of such New Loan Obligations for U.S. federal income tax purposes will equal their fair market value as of the Effective Date.  If any New Loan Obligations are not considered traded on an established market but the Allowed RBL Claims are so treated, the issue price of the New Loan Obligations for U.S. federal income tax purposes will be based on the fair market value of the Allowed RBL Claims.  Alternatively, if the Allowed RBL Claims are also not considered traded on an established market, the issue price of the New Loan Obligations for U.S. federal income tax purposes generally will be their stated principal amount.  If EP Energy determines that any of the New Loan Obligations or the Allowed RBL Claims are traded on an established market, such determination and the determination of issue price will be binding on a holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from the EP Energy’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

As of the date hereof, the Debtors do not believe that the RBL Claims would currently be considered traded on an established market; however the relevant determination date for such purpose is the Effective Date and there can be no assurances that a sufficient market will not arise in respect of the RBL Claims or the New Loan Obligations between now and 15 days after the

Effective Date.  Accordingly, holders of RBL Claims are urged to consult their own tax advisors regarding such determination and the gain or loss that such holder may recognize upon implementation of the Plan.

If the RBL Claims or the New Loan Obligations are treated as traded on an established market and the New Loan Obligations are determined to be issued at a discount, it is possible that the final agreed terms of the New Loan Obligations may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.”  For example, if the New Loan Obligations are issued at a discount, the obligation of the Reorganized Debtors to prepay the loan if there is a reduction in the “borrowing base” could subject the New Loan Obligations to treatment as contingent payment debt instrument depending on the likelihood as of the Effective Date that such prepayments might actually occur.  Based in part on the principle terms contained in the Exit Commitment Letter and the Financial Projections, as well as the likely absence of an established market, the Debtors do not currently expect to treat the New Loan Obligations as contingent payment debt instruments, and the tax discussion herein assumes that the New Loan Obligations are not contingent payment debt instruments.  However, the Debtors’ determination will be made based on the facts and circumstances as of the Effective Date, including the final agreed terms of the New Loan Obligations.  No assurance can be provided that the Debtors’ treatment would be sustained if challenged by the IRS.  Treatment as a contingent payment debt instrument could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of New Loan Obligations to be treated as ordinary income rather than capital gain.  Holders of New Loan Obligations are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New Loan Obligations.

(b)                                 Stated Interest and Original Issue Discount on New Loan Obligations

Payments of stated interest on the New Loan Obligations generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the holder’s regular method of tax accounting.

The New Loan Obligations may be treated as issued with original issue discount (“OID”).  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described in the preceding section) by at least a statutorily defined de minimis amount.  The “stated redemption price at maturity” of the New Loan Obligations for this purpose would include all principal and interest payable over the term of the New Loan Obligations, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer).  The stated interest payable on the New Loan Obligations should be considered qualified stated interest for this purpose.   Accordingly, New Loan Obligations should be considered to be issued with OID for U.S. federal income tax purposes only if the stated principal amount of the respective New Loan Obligation exceeds its issue price by at least a de minimis amount.

If the New Loan Obligations are issued with OID, a U.S. Holder of New Loan Obligations generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the obligation.  Accordingly, a U.S. Holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the New Loan Obligations.  A U.S. Holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the New Loan Obligations; instead, such payments will reduce the holder’s adjusted tax basis in the New Loan Obligations by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. Holder generally equals the sum of the daily portions of OID that accrue on the New Loan Obligations for each day during the taxable year on which such holder holds the New Loan Obligations, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes.  The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period.  The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the New Loan Obligations at the beginning of the accrual period multiplied by the yield to maturity of the New Loan Obligations less the amount of any qualified stated interest allocable to such accrual period.  The “adjusted issue price” of the New Loan Obligations at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the New Loan Obligations in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the New Loan Obligations other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex.  Accordingly, U.S. Holders of Allowed RBL Claims are urged to consult their own tax advisors regarding the possible application of the OID rules to the New Loan Obligations.

2.                                      Treatment of U.S. Holders of 1.5L Notes Claims

On the Effective Date, each holder of an Allowed 1.5L Notes Claim will receive on account of such Allowed 1.5L Notes Claim, in full and final satisfaction of such Allowed 1.5L Notes Claim (i) New Common Shares (subject to dilution), plus additional New Common Shares in respect of any 1.5L Deficiency Claims, and (ii) the right to participate in the Rights Offering (such rights are herein referred to as “Subscription Rights”).  In addition, a holder may from time to time receive additional distributions of New Common Shares (and any distributions thereon) in respect of its 1.5L Deficiency Claims if any Disputed Unsecured Claims are subsequently disallowed.

The U.S. federal income tax consequences of the Plan to a U.S. Holder of an Allowed 1.5L Notes Claim depends, in part, on whether a holder’s Allowed 1.5L Notes Claim constitutes a “security” for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form.

The Allowed 1.5L Notes Claims had a six and a quarter (6-¼) year maturity and an eight (8) year maturity, respectively, at issuance.  In addition, the 2024 1.5L Notes Claims were issued in January 2018 in exchange for outstanding debt obligations with maturities of between eight (8) and ten (10) years.  Although it is the determination of whether the new instrument constitutes a security that generally controls, that determination may be governed by whether the exchanged instrument constituted a security based on the IRS ruling mentioned above.  The Debtors intend to take the position and, unless otherwise indicated, the rest of this discussion assumes that the Allowed 1.5L Notes Claims qualify as securities for U.S. federal income tax purposes.  U.S. Holders of Allowed 1.5L Notes Claims are urged to consult their own tax advisors regarding the appropriate status of their Allowed 1.5L Notes Claims for U.S. federal income tax purposes.

Also, unless otherwise indicated, the discussion below assumes that Subscription Rights to participate in the Rights Offering are respected as options to acquire the New Common Shares, but see subsection (b) below for a more complete discussion.

(a)                                 Recapitalization Treatment

A U.S. Holder’s receipt of New Common Shares and Subscription Rights in exchange for Allowed 1.5L Notes Claims (that are treated as “securities” for U.S. federal income tax purposes) will qualify as a “recapitalization” for U.S. federal income tax purposes.  Thus, in general, a U.S. Holder of an Allowed 1.5L Notes Claims will not recognize any gain or loss upon the exchange of its Claim for New Common Shares and Subscription Rights.  However, a U.S. Holder will have interest income to the extent of any consideration allocable to accrued but unpaid interest or possibly accrued OID not previously included in income (see Section B.4 below — Distributions in Discharge of Accrued Interest or OID).

In the event of the subsequent disallowance of any Disputed Unsecured Claims, it is possible that a holder of a previously Allowed 1.5L Notes Claim may receive additional distributions of New Common Shares (and any cash or other distributions thereon) in respect of its Claim, except that any such additional distributions will not be treated for U.S. federal income tax purposes as additional consideration received in respect of its Claim to the extent treated as interest income under the imputed interest provisions of the Tax Code.  If a holder receives any cash or other property in respect of its Claim due to the disallowance of a Disputed Unsecured Claim and has a realized gain with respect to its Claim (taking into account all additional distributions), such holder should recognize the gain to the extent of such distributions of cash or other property.  See also Section B.7 below — Tax Treatment of Disputed Claims Reserve.

In a recapitalization exchange, a U.S. Holder’s aggregate tax basis in the New Common Shares and Subscription Rights should equal such U.S. Holder’s adjusted tax basis in its Allowed 1.5L Notes Claim, increased by any gain or interest income recognized in the exchange, and decreased

by the fair market value of any taxable consideration received.   In general, the holder’s holding period in the New Common Shares and Subscription rights received would include the holder’s holding period for its Claim, except to the extent that such rights were issued in respect of a Claim for accrued but unpaid interest or treated as imputed interest.

(b)                                 Right to Participate in the Rights Offering

The characterization of a Subscription Right and its subsequent exercise for U.S. federal income tax purposes — as the exercise of an option to acquire a portion of the New Common Shares or, alternatively, as an integrated transaction pursuant to which the New Common Shares are acquired directly in partial satisfaction of a holder’s Claim — is uncertain.  As indicated, the discussion herein generally assumes that a Subscription Right is respected as an option to acquire New Common Shares.

Regardless of the characterization of a Subscription Right, a U.S. Holder of an Allowed 1.5L Notes Claim generally would not recognize any gain or loss upon the exercise of such right.  A U.S. holder’s aggregate tax basis in the New Common Shares received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Common Shares and (ii) the holder’s tax basis, if any, in either (a) the Subscription Rights, or (b) under an integrated transaction analysis, any New Common Shares received pursuant to the exercise of a Subscription Right to the extent that they are treated as directly acquired in partial satisfaction of the holder’s Claim.  A U.S. holder’s holding period in the New Common Shares received upon exercise of a Subscription Right (that are respected as an option) generally should commence the day following the Effective Date.  Under an integrated transaction analysis, a U.S. Holder’s holding period in the portion of New Common Shares received in respect of its Claim would be determined as described above under recapitalization treatment, whereas the holding period for New Common Shares treated as purchased for cash should commence the day following the Effective Date.

It is uncertain whether a U.S. Holder that receives but does not exercise the Subscription Right should be treated as receiving anything of additional value in respect of its Claim.  If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Subscription Right.  In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which in the case of a recapitalization exchange, even if the right goes unexercised, should include the holding period of the Allowed 1.5L Notes Claim exchanged therefor).

3.                                      Treatment of U.S. Holders of Unsecured Claims (Other Than 1.5L Deficiency Claims)

Pursuant to the Plan, each holder of an Allowed Unsecured Claim generally will receive, in full and final satisfaction of such Unsecured Claim, their Pro Rata share of 1.0% of the New Common Shares (subject to dilution and other terms of the Plan).  An initial distribution of New Common Shares to holders of Allowed Unsecured Claims may be made on the Effective Date, and additional distributions of New Common Shares (and any distributions thereon) may be made from time to time thereafter if any Disputed Unsecured Claims are subsequently disallowed.  The Plan provides that holders of Allowed Convenience Claims will receive distributions up to an aggregate amount in Cash as set forth in the Plan, in full and final satisfaction of their Claims.

(a)                                 Unsecured Notes Claims

In the event that a holder of an Allowed 2020 Unsecured Notes Claim, Allowed 2022 Unsecured Notes Claim, or an Allowed 2023 Unsecured Notes Claim receives New Common Shares, such holder’s U.S. federal income tax consequences will depend, in part, on whether the 2020 Unsecured Notes Claims, the 2022 Unsecured Notes Claims, or the 2023 Unsecured Notes Claims, as applicable, constitute “securities” for U.S. federal income tax purposes.  As described above (see Section B.2 above — Treatment of U.S. Holders of 1.5L Notes Claims), the determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. The Debtors intend to take the position and, unless otherwise indicated, the rest of this discussion assumes that the Allowed Unsecured Notes Claims qualify as “securities” and that the exchange of such Claims for New Common Shares qualifies as a “recapitalization” for U.S. federal income tax purposes.

Accordingly, U.S. Holders of Allowed Unsecured Notes Claims should be subject to treatment equivalent to that described for holders of Allowed 1.5L Notes under recapitalization treatment in Section B.2(a) above — Treatment of U.S. Holders of 1.5L Notes Claims—Recapitalization Treatment (disregarding the Subscription Rights).

U.S. Holders of Allowed Unsecured Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Allowed Unsecured Claims.

(b)                                 General Unsecured Claims

In general, a U.S. Holder of an Allowed General Unsecured Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the aggregate fair market value of New Common Shares received in respect of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest), and (ii) the U.S. Holder’s adjusted tax basis in its Claims (other than any tax basis attributable to accrued but unpaid interest).  See Section B.5 below — Character of Gain or Loss.  A U.S. Holder will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See Section B.4 below — Distributions in Discharge of Accrued Interest or OID.

In the event of the subsequent disallowance of any Disputed Unsecured Claim, it is possible that a holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its Claim, except that any such additional distributions will not be treated for U.S. federal income tax purposes as additional consideration received in respect of its Claim to the extent treated as interest income under the imputed interest provisions of the Tax Code.  Accordingly, it is possible that the recognition of any loss realized by a holder with respect to an Allowed General Unsecured Claim may be deferred until all Unsecured Claims are Allowed or Disallowed.  Alternatively, it is possible that a holder will have additional gain in respect of any additional distributions received due to the disallowance of a Disputed General Unsecured Claim.  See also Section B.7 below — Tax Treatment of Disputed Claims Reserve.

A U.S. Holder of an Allowed General Unsecured Claim will have a tax basis in its New Common Shares received in satisfaction of its Claims equal to their fair market value.  The holder’s holding period in which the New Common Shares received should begin on the day following the Effective Date.

(c)                                  Convenience Claims

In general, a U.S. Holder of Allowed Convenience Claims receiving Cash in full and final satisfaction of its Claims, should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate amount of Cash received in respect of its Claims (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued OID), and (ii) the U.S. Holder’s adjusted tax basis in its Claims (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See Section B.5 below — Character of Gain or Loss.  A U.S. Holder will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest or accrued OID not previously included in income.  See Section B.4 below — Distributions in Discharge of Accrued Interest or OID.

In the event of the subsequent disallowance of any Disputed Convenience Claims, it is possible that a holder of a previously Allowed Convenience Claim may receive additional distributions in respect of its Claim, except that any such additional distributions will not be treated for U.S. federal income tax purposes as additional consideration received in respect of its Claim to the extent treated as interest income under the imputed interest provisions of the Tax Code.  Accordingly, it is possible that the recognition of any loss realized by a holder with respect to an Allowed Convenience Claim may be deferred until all Convenience Claims are Allowed or Disallowed.  Alternatively, it is possible that a holder will have additional gain in respect of any additional distributions received in respect of its Allowed Convenience Claim. See also Section B.7 below — Tax Treatment of Disputed Claims Reserve.

4.                                      Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income).  Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest claimed or accrued OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current loss with respect to any accrued unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Section 6.13 of the Plan provides that, except as otherwise required by law, consideration received in respect of an Allowed 1.5L Notes Claim or Allowed Unsecured Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  U.S. Holders of Allowed Claims are urged to consult their own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

5.                                      Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  A holder that purchased its Claim from a prior holder will be considered to have purchased such Claim with “market discount” if the holder’s adjusted tax basis in its Claim is less than the stated redemption price of such Claim at maturity by at least a statutorily defined de minimis amount.  Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange qualifies for recapitalization treatment, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of an Allowed 1.5L Notes Claim or Unsecured Notes Claim that qualifies for recapitalization treatment, the Tax Code indicates that any accrued market discount in respect of the Claim should not be currently includible in income under Treasury Regulations to be issued.  Any accrued market discount that is not included in income should carry over to any nonrecognition property received in exchange therefor, i.e., to the New Common Shares and, if applicable, Subscription Rights received.  Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Common Shares (including any New Common Shares received upon exercise of any Subscription Rights) should then be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury Regulations implementing this rule have not been issued.

6.                                      Disposition of New Common Shares by U.S. Holders

In general, unless a nonrecognition provision applies to a future disposition, and subject to the discussion above with respect to the potential carryover of accrued market discount (see B.5 above

— Character of Gain or Loss), U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Common Shares in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Common Shares held and (ii) the sum of the cash and the fair market value of any property received from such disposition.  Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its New Common Shares is more than one year at that time.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

However, any gain recognized by a U.S. Holder upon a disposition of the New Common Shares received in exchange for its Claim (or any stock or property received for such New Common Shares in a later tax-free exchange) generally will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

7.                                      Tax Treatment of Disputed Claims Reserve

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent will (i) treat any cash or other property held in the Disputed Claims Reserve on account of Disputed Unsecured Claims and Disputed Convenience Claims as held in a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, the Disbursing Agent and the holders of 1.5L Notes Claims, Unsecured Claims, and Convenience Claims) will be required to report for tax purposes consistently with such treatment.  Accordingly, the Disputed Claims Reserve will be a separate taxable entity for U.S. federal income tax purposes, and all interest and earnings of the reserve will be taxable to such entity.

Any distributions from the reserve to holders of Allowed Claims will be treated for U.S. federal income tax purposes as if received directly from the Debtors on their Allowed Claims. The Disbursing Agent will be responsible for payment, out of the cash in the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve.  Accordingly, distributions from the reserve will be net of any expenses including any taxes relating to the retention, disposition and distribution of assets in the reserve.  In the event, and to the extent, any cash of the reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the reserve may be sold to pay such taxes.

The Plan provides that any New Common Shares withheld from distribution on account of Disputed Unsecured Claims will not be issued by Reorganized EP Energy until such time as the respective Disputed Claims are resolved and the shares are distributable by the Disbursing Agent to holders of Allowed Claims.  Accordingly, such shares should not be treated as held in and taxable to the Disputed Claims Reserve.

8.                                      Non-U.S. Holders of 1.5L Notes Claims and Unsecured Claims (Other Than 1.5L Deficiency Claims)

(a)                                 General Tax Treatment

In general, a Non-U.S. Holder of 1.5L Notes Claims and Unsecured Claims will not be subject to U.S. federal income or withholding tax on any gain recognized in a fully taxable exchange or recapitalization exchange of such Claims unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case the Non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), or (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described below).

Consideration received by a Non-U.S. Holder in exchange for a 1.5L Notes Claim or Unsecured Claim, to the extent it represents accrued but unpaid interest (or imputed interest arising as a result of the receipt of additional consideration upon a subsequent disallowance of Disputed Unsecured Claims), generally will not be subject to U.S. federal income or withholding tax, provided that such amounts are not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and: (1) the Non-U.S. Holder is not a “10-percent shareholder” with respect to the Company within the meaning of Section 871(h)(3)(B) of the Tax Code; (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company within the meaning of Section 864(d)(4) of the Tax Code; (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Tax Code; and (4) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, certifying its non-U.S. status and exemption from FATCA withholding, if applicable.

Alternatively, such accrued but unpaid interest (or imputed interest) will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if (A) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (B) such interest is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Accrued but unpaid interest (or imputed interest) that is not exempt from withholding as described above will be subject to a 30% U.S. federal withholding tax (unless an applicable income tax treaty provides otherwise).

If any gain or income (including amounts attributable to accrued but unpaid interest or imputed interest) recognized by a Non-U.S. Holder upon the exchange of a 1.5L Notes Claim or Unsecured Claim is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will generally be subject to tax on a net income basis as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise).  In addition, if such Non-U.S. Holder is a foreign corporation and the gain or income (including amounts attributable to accrued and unpaid interest) is effectively connected with its conduct of a U.S. trade or business, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits subject to adjustments.

(b)                                 Non-U.S. Holder Ownership and Disposition of New Common Shares

(1)                                 Distributions

Subject to the application of FATCA and/or backup withholding, each discussed below, generally, any distributions of cash or property made to a Non-U.S. Holder with respect to New Common Shares that constitute dividend income, that are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. federal withholding tax at a rate of thirty percent (30%), or a lower treaty rate, if applicable.  Such dividend income will be subject to a reduced rate of U.S. federal withholding tax if (A) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming a reduction in withholding under an applicable tax treaty or (B) such dividend income is effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder, and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and such gain will be taxed as described below in Section B.8(b)(2)—Disposition of New Common Shares.

If any dividend income of a Non-U.S. Holder with respect to New Common Shares is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will generally be subject to tax on a net income basis as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise).  In addition, if such Non-U.S. Holder is a foreign corporation and the dividend income is effectively connected with its conduct of a U.S. trade or business, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits subject to adjustments.

(2)                                 Disposition of New Common Shares

Subject to the application of FATCA and/or backup withholding, each discussed below, a Non-U.S. Holder who sells, exchanges or otherwise disposes of New Common Shares will generally not be subject to U.S. federal income or withholding tax on any gain recognized unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case the Non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described above in the final paragraph of Section B.8(a) —Non-U.S. Holders of 1.5L Notes Claims and Unsecured Claims (Other Than 1.5L Deficiency Claims)—General Tax Treatment) or (c) Reorganized EP Energy is or has been a U.S. real property holding corporation for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the Non-U.S. Holder’s holding period of the New Common Shares and the five-year period ending on the date of the disposition (the “Testing Period”).  If exception (c) applies, any gain recognized by the Non-U.S. Holder would generally be treated as effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and taxed accordingly (“FIRPTA tax”) and, the Non-U.S. Holder would generally be subject to U.S. federal withholding tax at a rate of fifteen percent (15%) with respect to the sale consideration (“FIRPTA withholding”).  Although the Debtors have not performed a formal analysis and it is therefore not free from doubt, EP Energy believes that it currently is, and expects to remain, a USRPHC and that Reorganized EP Energy will also be a USRPHC. However, an exception provides that a Non-U.S. Holder of New Common Shares should not be subject to FIRPTA tax or FIRPTA withholding if (1) the New Common Shares are regularly traded on an established securities market and (2) the New Common Shares held by the Non-U.S. Holder have a fair market value less than or equal to five percent (5%) of the total fair market value of the New Common Shares at all times during the Testing Period.  Reorganized EP Energy will be private company and so the New Common Shares are not currently expected to be considered regularly traded on an established securities market.

Non-U.S. Holders are urged to consult their own tax advisors on the consequences to them of the transactions contemplated under the Plan and the ownership of New Common Shares based on their particular circumstances.

9.                                      FATCA

Pursuant to Sections 1471 through 1474 of the Tax Code (commonly referred to as “FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities who do not comply with certain information reporting rules with respect to their U.S. account holders, investors or owners may be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).  A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.”  For this purpose, “withholdable payments” are any U.S.-source payments of fixed or determinable, annual or periodical income (including distributions, if any, on New Common Shares).  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.  Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

C.                                    Treatment of Existing Parent Equity Interests

On the Effective Date, each holder of Existing Parent Equity Interests will receive its Pro Rata share of $500,000.00 in Cash in cancellation, release, and extinguishment of its Existing Parent Equity Interests.

In general, a U.S. Holder of Existing Parent Equity Interests should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate amount of Cash received in respect of its Existing Parent Equity Interests, and (ii) the U.S. Holder’s adjusted tax basis in the Existing

Parent Equity Interests exchanged.  Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its Existing Parent Equity Interests is more than one year.  A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders.  The deductibility of capital loss is subject to significant limitations.

In general, a Non-U.S. Holder of Existing Parent Equity Interests will not be subject to U.S. federal income or withholding tax on any gain recognized on the receipt of Cash pursuant to the Plan unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case the Non-U.S. Holder will be subject to 30% U.S. federal income tax (or, if applicable, a lower treaty rate) on any gain recognized, net of certain U.S. source net capital losses), (b) such gain is effectively connected with the conduct of a U.S. trade or business (in which case such gain will be taxed as described above in the final paragraph of Section B.8(a) — Non-U.S. Holders of 1.5L Notes Claims and Unsecured Claims (Other Than 1.5L Deficiency Claims)—General Tax Treatment) or (c) EP Energy is or has been a USRPHC at any time within the shorter of the five-year period preceding the exchange and the Non-U.S. Holder’s holding period of the Existing Parent Equity Interests.  If exception (c) applies, any gain recognized by the Non-U.S. Holder would generally be subject to FIRPTA tax and FIRPTA withholding.  Although the Debtors have not performed a formal analysis and it is therefore not free from doubt, EP Energy believes that it is a USRPHC.  However, as discussed above, an exception provides that a Non-U.S. Holder of Existing Parent Equity Interests should not be subject to FIRPTA tax or FIRPTA withholding if (1) the Existing Parent Equity Interests are regularly traded on an established securities market and (2) the Existing Parent Equity Interests held by the Non-U.S. Holder have a fair market value less than or equal to five percent (5%) of the total fair market value of the Existing Parent Equity Interests at all times during the shorter of the Non-U.S. Holder’s holding period and the five-year period ending on the Effective Date.  It is unclear at this time whether the Existing Parent Equity Interests are, or will be as of the Effective Date, considered regularly traded on an established securities market.  Non-U.S. Holders of Existing Parent Equity Interests are urged to consult their own tax advisors with respect to the U.S. tax consequences applicable to the exchange of their Existing Parent Equity Interests pursuant to the Plan.

As indicated above, the foregoing discussion does not address holders of Existing Parent Equity Interests that also hold Claims. Holders of Existing Parent Equity Interests are urged to consult their own tax advisors regarding the U.S. federal income tax treatment to them under the Plan.

D.                                    Withholding on Distributions and Information Reporting

All distributions to holders of RBL Claims, 1.5L Notes Claims, Unsecured Claims, and Existing Parent Equity Interests under the Plan are subject to any applicable tax withholding, including backup withholding and withholding on distributions to Non-U.S. Holders.  Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%).  Backup withholding generally applies if the U.S. Holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Holders are urged to consult their own tax advisors regarding the potential application of U.S. withholding taxes to the transactions contemplated under the Plan and whether any distributions to them would be subject to withholding.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.

In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to payments made in respect of 1.5L Notes Claims, Unsecured Claims, and Existing Parent Equity Interests provided (i) the Non-U.S. Holder certifies that it is not a U.S. person (generally, by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or (ii) the Non-U.S. Holder otherwise establishes an exemption. However, information returns generally are required to be filed with the IRS in connection with the payment of accrued interest even if such payment is not subject to U.S. federal income tax.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Interests are urged to consult their own tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

IX.
CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in the Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.

THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN.  THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION.  ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE.  THE RISK FACTORS SET FORTH IN THE DEBTORS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 FILED WITH THE SEC ON MARCH 18, 2019 AND AMENDED ON APRIL 30, 2019, AS UPDATED BY THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2019 FILED WITH THE SEC ON MAY 9, 2019, THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2019 FILED WITH THE SEC ON AUGUST 9, 2019, AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2019 FILED WITH THE SEC ON NOVEMBER 12, 2019 ARE HEREBY INCORPORATED BY REFERENCE.  ANY CURRENT REPORTS ON FORM 8-K (OTHER THAN INFORMATION FURNISHED

PURSUANT TO ITEMS 2.02 OR 7.01 AND ANY RELATED EXHIBITS OF ANY FORM 8-K, UNLESS EXPRESSLY STATED OTHERWISE THEREIN), QUARTERLY REPORTS ON FORM 10-Q OR ANNUAL REPORTS ON FORM 10-K FILED BY THE DEBTORS WITH THE SEC AFTER THE DATE OF THIS DISCLOSURE STATEMENT MAY ALSO INCLUDE RISK FACTORS AND WILL BE CONSIDERED A PART OF THIS DISCLOSURE STATEMENT FROM THE DATE OF THE FILING OF SUCH DOCUMENTS.  NEW FACTORS, RISKS AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.                                    Certain Bankruptcy Law Considerations

1.                                      General

Although the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy cases to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The cases will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.                                      Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan.  Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

3.                                      Non-Consensual Confirmation and Conversion into Chapter 7 Cases

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  If any Class votes to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes.  The Debtors believe that the Plan satisfies these requirements.

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XII.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit D, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

4.                                      Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.                                      Risk of Termination of the Plan Support Agreement

The PSA contains certain provisions that give the Initial Supporting Noteholders the ability to terminate the PSA if various conditions are satisfied.  Termination of the PSA could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with, among others, vendors, suppliers, employees, and major customers.

6.                                      Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan.  Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

7.                                      Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article X of the Plan provide for certain releases, injunctions, and exculpations, for Claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable.  The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved.  If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

B.                                    Risks Related to Exit Facility

1.                                      Defects in Collateral Securing the Exit Facility

The indebtedness under the Exit Facility will be secured, subject to certain exceptions and permitted liens, by security interests in substantially all assets of the Reorganized Debtors (henceforth, the “Collateral”).  The Collateral securing the Exit Facility may be subject to exceptions, defects, encumbrances, liens, and other imperfections.  Further, the Debtors have not conducted appraisals of any of their assets constituting Collateral to determine if the value of the Collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit Facility or such other obligation secured by the Collateral.  Accordingly, it cannot be assured that the remaining proceeds from a sale of the Collateral would be sufficient to repay holders of the obligations under the Exit Facility all amounts owed in accordance therewith.  The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors.  The amount received upon a sale of Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time, and the timing and manner of the sale.  By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value.  In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the Exit Facility, in full or at all.  There can also be no assurance that the Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.  Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exit Facility.

2.                                      Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the Collateral could adversely affect the Exit Facility Agent’s ability to enforce their respective rights with respect to the Collateral for the benefit of the holders of the Exit Facility.  In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified.  There can be no assurance that the Exit Facility Agent will monitor, or that the Reorganized Debtors will inform the Exit Facility Agent of the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral.  The Exit Facility Agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein.  Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

3.                                      Casualty Risk of Collateral

The Reorganized Debtors will be obligated by the Exit Facility to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities.  There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part.  As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for their losses.  If there is a total or partial loss of any of the pledged Collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of the Reorganized Debtors, including the Exit Facility.

4.                                      Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors

Any future pledge of Collateral in favor of the Exit Facility Agent, including pursuant to security documents delivered after the date of the Exit Facility, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the securities under the Exit Facility to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

C.                                    Additional Factors Affecting the Value of Reorganized Debtors

1.                                      Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims may vary materially from the Debtors’ projections and feasibility analysis.

2.                                      Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences.  Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Prepackaged Plan, customer demand for the Reorganized Debtors’ products, inflation, and other unanticipated market and economic conditions.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.  Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results.  Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.  In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics may affect the actual financial results achieved.  Such results may vary significantly from the forecasts and such variations may be material.

3.                                      Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, as amended, as updated by the quarterly report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 9, 2019, the quarterly report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 9, 2019, and the quarterly report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 12, 2019.  The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•                  risk and uncertainties relating to the effects of disruption from the Chapter 11 Cases making it more difficult to maintain business and operational relationships, to retain key executives and to maintain various licenses and approvals necessary for the Debtors to conduct the Debtors’ business;

•                  risk and uncertainties relating to the Debtors’ ability to complete definitive documentation in connection with any financing and the amount, terms and conditions of any such financing; and the Debtors’ ability to comply with the terms of the PSA and/or the Backstop Commitment Agreement;

•                  risk and uncertainties relating to the Debtors’ ability to obtain requisite support for the Plan from various stakeholders; the Debtors’ ability to confirm and consummate the Plan in accordance with the terms of the PSA; and Reorganized EP Energy’s ability to continue as a going concern;

•                  risks related to the trading of the Debtors’ securities;

•                  the volatility and potential for sustained low oil, natural gas, and natural gas liquids prices;

•                  the supply and demand for oil, natural gas, and natural gas liquids;

•                  changes in commodity prices and basis differentials for oil and natural gas;

•                  the Debtors’ ability to meet production volume targets;

•                  the uncertainty of estimating proved reserves and unproved resources;

•                  the Debtors’ ability to develop proved undeveloped reserves;

•                  the future level of operating and capital costs;

•                  the availability and cost of financing to fund future exploration and production operations;

•                  the Debtors’ ability to comply with the covenants in various financing documents, including making principal and interest payments or to obtain any necessary consents, waivers or forbearances thereunder;

•                  the Debtors’ ability to generate sufficient cash flow to meet their debt obligations and commitments;

•                  the Debtors’ ability to borrow under existing debt agreements to fund their operations;

•                  the Debtors’ ability to obtain necessary governmental approvals for proposed exploration and production projects and to successfully construct and operate such projects;

•                  actions by credit ratings agencies, including potential downgrades;

•                  credit and performance risk of the Debtors’ lenders, trading counterparties, customers, vendors, suppliers and third party operators;

•                  general economic and weather conditions in geographic regions or markets we serve, or where operations are located, including the risk of a global recession and negative impact on demand for oil and/or natural gas;

•                  the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; and

•                  competition.

4.                                      DIP Facility

The DIP Facility, along with the use of cash on hand (cash collateral), is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases.  If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing.  There is no assurance that the Debtors will be able to obtain additional financing from the Debtors’ existing lenders or otherwise.  In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

5.                                      Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have $1.577 billion of secured funded indebtedness outstanding composed of the Exit Facility (assumed to be drawn in an amount of $225 million on the Effective Date), the Reinstated 1.125L Notes, and the Reinstated 1.25L Notes that are not equitized pursuant to the Exchange Transaction.  The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.                                    Factors Relating to Securities to Be Issued under Plan

1.                                      Market for Securities

There is currently no market for the New Common Shares, and there can be no assurance as to the development or liquidity of any market for any such securities.

The Reorganized Debtors are under no obligation to list the New Common Shares on any national securities exchange.  Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date.  If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all.  Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in the Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for the Reorganized Debtors.  Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.                                      Potential Dilution

The ownership percentage represented by the New Common Shares distributed on the Effective Date under the Plan, distributed pursuant to the Rights Offering, and distributed as the Backstop Commitment Premium, will be subject to dilution from the equity issued in connection with the Employee Incentive Program, the Jeter Shares, the Private Placement, any other shares that may be issued in connection with the Plan or post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

3.                                      Significant Holders

Certain holders of 1.5L Claims are expected to acquire a significant ownership interest in the New Common Shares pursuant to the Plan, the Backstop Commitment Agreement, and the Rights Offering.  Such holders, if their decisions are aligned, would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Shares.

4.                                      Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Shares would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the New Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

5.                                      Implied Valuation of New Common Shares Not Intended to Represent Trading Value of New Common Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities.  The actual market price of the New Common Shares is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Shares to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Shares in the public or private markets.

6.                                      No Intention to Pay Dividends

Reorganized EP Energy may not pay any dividends on the New Common Shares and may instead retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the New Common Shares may depend entirely upon any future appreciation in the value of the New Common Shares.  There is, however, no guarantee that the New Common Shares will appreciate in value or even maintain their initial value.

7.                                      Reorganized EP Energy will be a Private Company

Reorganized EP Energy is not expected to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.  As a result, holders of the New Common Shares may receive less information with respect to the Debtors’ business than they would have received if Reorganized EP Energy was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

E.                                    Factors Relating to Rights Offering

1.                                      Debtors Could Modify Rights Offering Procedures

The Debtors may modify the procedures governing the Rights Offering in a manner that is reasonably acceptable to the Requisite Commitment Parties (as defined in the Backstop Commitment Agreement), to, among other things, adopt additional detailed procedures if necessary in the Debtors’ business judgment. Such modifications may adversely affect the rights of those participating in the Rights Offering.

2.                                      Backstop Commitment Agreement Could Be Terminated

The Backstop Commitment Agreement contains certain provisions that give the parties the ability to terminate the Backstop Commitment Agreement if various conditions are not satisfied.  Termination of the Backstop Commitment Agreement could result in termination of the Plan Support Agreement and prevent the Debtors from consummating the Plan.

F.                                     Additional Factors

1.                                      Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Plan Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.                                      Debtors Have No Duty to Update

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.                                      No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

4.                                      No Legal or Tax Advice Is Provided by the Disclosure Statement

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice.  Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

The Disclosure Statement is not legal advice to you.  The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.                                      No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.                                      Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VII thereof.

X.
VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a claim in a Voting Class as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A.  All descriptions of the Plan set forth in the Disclosure Statement are subject to the terms and conditions of the Plan.

A.                                    Voting Deadline

All Eligible Holders have been sent a Ballot together with the Disclosure Statement.  Such holders should read the Ballot carefully and follow the instructions contained therein.  Please use only the Ballot that accompanies the Disclosure Statement to cast your vote.

The Debtors have engaged Prime Clerk LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF [4:00 P.M.] (PREVAILING CENTRAL TIME) ON [FEBRUARY 6], 2020, UNLESS EXTENDED BY THE DEBTORS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT.  ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Prime Clerk LLC

Telephone: (877)-502-9869 (domestic toll free) or (917)-947-2373 (international)

E-mail: EPEnergyinfo@primeclerk.com (with “EP Energy” in the subject line)

Additional copies of the Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or e-mail address set forth immediately above.

B.                                    Voting Procedures

The Debtors are providing copies of the Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders in the Voting Classes.

Eligible Holders in the Voting Classes should provide all of the information requested by the Ballot, and should (a) complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Voting Agent, or electronically via e-mail to EPEnergyinfo@primeclerk.com with “EP Energy” in the subject line, or (b) submit a Ballot electronically via the E-Ballot voting platform on Prime Clerk’s website by visiting

https://cases.primeclerk.com/EPEnergy, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

HOLDERS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

C.                                    Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) Claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims that cast ballots for acceptance or rejection of the Plan; and (2) Interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the Interests that cast ballots for acceptance or rejection of the Plan.

The Claims and Interests in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

Class 3 — RBL Claims

Class 6 — 1.5L Notes Claims

Class 7 — Unsecured Claims

Class 8 — Convenience Class

Class 11 — Existing Parent Equity Interests

An Eligible Holder should vote on the Plan by completing a Ballot in accordance with the instructions therein and as set forth above.

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.  The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.  Any Ballot marked to both accept and reject the Plan will not be counted.  If you return more than one Ballot voting different claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Eligible Holders who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

1.                                      Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

2.                                      Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreement.

3.                                      Change of Vote

Subject to the provisions of the PSA, any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent before the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Plan.

D.                                    Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.                                    Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your claims or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XI.
CONFIRMATION OF PLAN

A.                                    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.                                    Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

a)             Debtors at

EP Energy Corporation

1001 Louisiana Street, Houston, TX 77002

Houston, Texas 77042

Attn:      Jace Locke, Esq.

b)             Counsel to Debtors at

Weil, Gotshal & Manges LLP
700 Louisiana Street, Suite 1700

Houston, Texas 77002
Attn:      Alfredo R. Pérez (Alfredo.Perez@weil.com)

Clifford Carlson (Clifford.Carlson@weil.com)

-and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, New York  10153
Attn:      Matthew S. Barr (Matt.Barr@weil.com)

Ronit Berkovich (Ronit.Berkovich@weil.com)

Scott R. Bowling (Scott.Bowling@weil.com)

David J. Cohen (DavidJ.Cohen@weil.com)

c)              Counsel to Apollo Management Holdings, L.P. at

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:      Jeffrey D. Saferstein (jsaferstein@paulweiss.com)

Jacob A. Adlerstein (jadlerstein@paulweiss.com)

Brian Bolin (bbolin@paulweiss.com)

d)             Counsel to Elliot Management Corporation at

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn:      Casey Fleck (cfleck@milbank.com)

Gerard Uzzi (guzzi@milbank.com)

Eric Stodola (estodola@milbank.com)

e)              Counsel to Access Industries, Inc. at

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Tel:  (212) 909-6000

Attn:      Sidney P. Levinson (slevinson@debevoise.com)

f)               Office of the U.S. Trustee at

Office of the U.S. Trustee for Region 7

515 Rusk Street, Suite 3516
Houston, Texas 77002

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.                                    Requirements for Confirmation of Plan

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation are that the Plan is (1) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (2) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (3) feasible.

1.                                      Acceptance of Plan

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (1) holders of two-thirds (2/3) in amount and (2) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Plan.  Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

If any impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cram down” provisions set forth in section 1129(b) of the Bankruptcy Code.  The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards that must be satisfied for the Plan to be confirmed, depending on the type of claims or interests in such class.  The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•                  Secured Creditors.  Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•                  Unsecured Creditors.  Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•                  Interests.  Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

2.                                      Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the plan; or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

3.                                      Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the consolidated financial projections for the Reorganized Debtors (collectively with the reserve information, development of schedules, and financial information, the “Financial Projections”) for the fiscal years 2020 through 2024 (the “Projection Period”).  The Financial Projections, and the assumptions on which they are based, are annexed hereto as Exhibit E.  Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Article IX hereof sets forth certain risk factors that could impact the feasibility of the Plan.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies.  In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan.  The Financial Projections assume that the Plan will be implemented in accordance with its stated terms.  The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production domestically and internationally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Debtors operate, regulatory changes, and a variety of other factors.  Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

4.                                      Valuation

The Plan and the restructuring transactions in connection therewith represent the culmination of extensive multi-month negotiations to obtain the capital commitments necessary for the Debtors to reorganize and execute their post-chapter 11 business plan.  As described above, the Plan contemplates that holders of Allowed 1.5L Notes Claims will receive (a) 99.0% of the New Common Shares issued by the Reorganized Debtors, subject to dilution by the Rights Offering Shares, the Private Placement, the Backstop Commitment Premium, the Jeter Shares, and the EIP Shares,  and (b) the right to invest $475 million through the Rights Offering to acquire up to approximately 78.0% of the New Common Shares issued by the Reorganized Debtors, subject to dilution by the Private Placement, the Jeter Shares and the EIP Shares.  In addition, the Backstop Commitment Parties are backstopping $[463] million of the Rights Offering, subject to the terms and provisions of the Backstop Commitment Agreement.

The Debtors and Evercore believe that the valuation implied by the Rights Offering is currently the best measure of the reorganized Debtors’ value given the facts and circumstance of these cases, which include:

•                  A substantial capital infusion is necessary for the Debtors to reorganize and the restructuring provides for that necessary capital;

•                  Significant new capital would be likely unobtainable without the equitization of the 1.5L Notes;

•                  The terms of the Rights Offering are the result of robust, good faith, arms’ length, and comprehensive negotiations between the Debtors’ independent Special Committee, their prepetition secured parties, and each of their financial and legal advisors.

Pursuant to the Plan, Stated Equity Value is defined to be $900 million.  This implies a total enterprise value of $2.5 billion assuming net debt of $1.6 billion on the Effective Date. This estimate is based in part on the information provided by the Debtors (solely for purposes of the Plan) the Rights Offering, and the Backstop Commitment Agreement.  For purposes of this analysis, Evercore assumes no material changes that would affect value between the date of the Disclosure Statement and the Effective Date.

Evercore’s view as to the value of the reorganized Debtors based on consummation of the restructuring and the post-reorganization capital structure does not constitute a recommendation as to how to vote on the Plan and does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

XII.
ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are: (A) the preparation and presentation of an alternative reorganization; (B) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (C) a liquidation under chapter 7 of the Bankruptcy Code.

A.                                    Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses or (b) an orderly liquidation of their assets.  The Debtors, however, believe that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.                                    Sale under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Subject to the terms of the Intercreditor Agreements, holders of Claims in Classes 3, 4, 5 and 6 and the DIP Lenders would be entitled to credit bid on any property to which their security interest is attached to the extent of the value of such security interest, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 3, 4, 5 and 6 and the DIP Lenders would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims under the Plan.

C.                                    Liquidation under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the  Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XIII.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Classes 3, 6, 7, 8, and 11 to vote in favor thereof.

Dated:	November 18, 2019
Houston, Texas
Respectfully submitted,

EP ENERGY CORPORATION, on behalf of itself and its undersigned subsidiaries

/s/ David Rush

		Name:	David Rush
		Title:	Chief Restructuring Officer

EPE ACQUISITION, LLC
EP ENERGY LLC
EVEREST ACQUISITION FINANCE INC.
EP ENERGY GLOBAL LLC
EP ENERGY MANAGEMENT, L.L.C.
EP ENERGY RESALE COMPANY, L.L.C.
EP ENERGY E&P COMPANY, L.P.

Exhibit A

Plan

Exhibit B

Plan Support Agreement

Exhibit C

Organizational Chart

As of the Petition Date (Delaware) 100% 100% Outs tanding Principal : $1,000 M LL C 100% (Delaware) 100% 100% 100% Manage ment, L.L.C. 100% 1% (GP) 99% (LP) EP Ene rgy E&P Compa ny, L.P. (Delaware) EP Ene rgy Resale Compa ny, L.L.C. (Delaware) EP Ene rgy (Delaware) EP Ene rgy Global LL C (Delaware) Eve rest Acquisition Financ e Inc. (Delaware) Debtor Entity Non-Debtor Entity RBL Obligor 1.125L Obligor 1.25L Obligor 2024 1.5L Obligor 2025 1.5L Obligor 2023 Unsecured Notes Obligor 2022 Unsecured Notes Obligor 2020 Unsecured Notes Obligor EP Ene rgy LLC EPE Acquisition, (Delaware) EPE E mploye e Holdings II, LL C (Delaware) EP Ene rgy Corporation RBL Credit Facility Borr ow e r: E P E ne rgy, LLC / Everest Acquisition Finance, Inc. Outstanding Principal: $6 2 9 M Mat ur ity: Nove mbe r 23, 2021 7.750% 1.125L due 2026 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Mat ur ity: May 15, 2026 8.000% 1.25L due 2024 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $500 M Mat ur ity: Nove mbe r 29, 2024 9.375% 1.5L due 2024 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $1,092 M Mat ur ity: May 1, 2024 8.000% 1.5L due 2025 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $1,000 M Mat ur ity: Fe bruar y 15, 2025 6.375% UNS due 2023 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $323 M Mat ur ity: June 15, 2023 7.775% UNS due 2022 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $182 M Mat ur ity: Se ptember 1, 2022 9.375% UNS due 2020 Issuer: EP E ne rgy LLC /E ver es t Acquis ition F inance, Inc. Outs tanding Principal : $182 M Mat ur ity: May 1, 2020 Outstanding Funded Indebtedness RBL Facility$629M 1.125L Notes $1,000M 1.25L Notes $500M 1.5 L Notes $2,092M Total Secured Debt $4,221M Unsecur ed Debt: 6.375% Senior Notes $323M 7.75% Senior Notes $182M 9.375% Senior Notes $182M Total Unsecured Debt $688M Total Funded Debt $4,909M

As of the Petition Date

EP Energy Corporation (Delaware)
100%
100%
EPE Acquisition, LLC (Delaware)
EPE Employee Holdings II, LLC (Delaware)
100%
EP Energy LLC (Delaware)
100%
100%
Everest Acquisition Finance Inc. (Delaware)
EP Energy Global LLC (Delaware)
100%
EP Energy Management, L.L.C. (Delaware)
100%
EP Energy Resale Company, L.L.C. (Delaware)
1% (GP)
99% (LP)
EP Energy E&P Company, L.P. (Delaware)

RBL Credit Facility

Borrower: EP Energy, LLC / Everest Acquisition Finance, Inc.
Outstanding Principal: $629M
Maturity: November 23, 2021

7.750% 1.125L due 2026

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $1,000M
Maturity: May 15, 2026

8.000% 1.25L due 2024

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $500M
Maturity: November 29, 2024

9.375% 1.5L due 2024

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $1,092M
Maturity: May 1, 2024

8.000% 1.5L due 2025

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $1,000M
Maturity: February 15, 2025

6.375% UNS due 2023

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $323M
Maturity: June 15, 2023

7.775% UNS due 2022

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $182M
Maturity: September 1, 2022

9.375% UNS due 2020

Issuer: EP Energy LLC /Everest Acquisition Finance, Inc.
Outstanding Principal: $182M
Maturity: May 1, 2020

Exhibit D

Liquidation Analysis

[To Be Filed]

Exhibit E

Financial Projections

[To Be Filed]

Exhibit F

Rights Offering Procedures